Exhibit 10.1
Execution Version
SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT
dated as of
May 5, 2008,
among
TROPICANA ENTERTAINMENT, LLC,
TROPICANA ENTERTAINMENT INTERMEDIATE HOLDINGS, LLC,
CP LAUGHLIN REALTY, LLC,
JMBS CASINO LLC,
each, a Debtor and Debtor in Possession,
THE LENDERS PARTY HERETO
and
SILVER POINT FINANCE, LLC,
as Administrative Agent and Collateral Agent
SILVER POINT FINANCE, LLC,
as Sole Bookrunner and Sole Lead Arranger

i

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Page
SCHEDULES
Schedule 1.01(a) — Subsidiary Guarantors
Schedule 1.01(b) — Mortgaged Property
Schedule 2.01 — Lenders and Commitments
Schedule 3.02 — Conflicts
Schedule 3.04 — Government Approvals
Schedule 3.08 — Title to Properties
Schedule 3.09 — Subsidiaries
Schedule 3.10 — Litigation
Schedule 3.16 — Environmental Matters
Schedule 3.18 — Insurance
Schedule 3.20(a) — Owned Real Property
Schedule 3.20(b) — Leased Real Property
Schedule 3.20(c) — Owned and Leased Ships/Vessels
Schedule 3.23 — Casino Leases
Schedule 4.02(a) — Local Counsel
Schedule 4.02(f) — Certain Security Documents
Schedule 6.01 — Prepetition Indebtedness
Schedule 6.02 — Prepetition Liens
Schedule 6.05 — Restrictive Agreements
Schedule 6.08(a) — Material Contracts

EXHIBITS

Exhibit A — Form of Administrative Questionnaire
Exhibit B — Form of Assignment and Acceptance
Exhibit C — Form of Borrowing Request
Exhibit D — Form of Guarantee and Collateral Agreement
Exhibit E — Form of Issuance Notice
Exhibit F — Form of Cash Flow Forecast
Exhibit G — Form of Interim Order

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SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT
SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”) dated as of May 5, 2008, among TROPICANA ENTERTAINMENT, LLC, formerly known as Wimar OpCo, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code (as defined below), (the “Borrower”), TROPICANA ENTERTAINMENT INTERMEDIATE HOLDINGS, LLC, formerly known as Wimar OpCo Intermediate Holdings, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“Holdings”), CP LAUGHLIN REALTY, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“CP Laughlin”), JMBS CASINO LLC, a Mississippi limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“Jubilee”), the Lenders (as defined in Article I), and SILVER POINT FINANCE, LLC, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
PRELIMINARY STATEMENT
          WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;
          WHEREAS, on May 5, 2008 (the “Petition Date”), Borrower, the Guarantors and certain Affiliates each filed a voluntary petition for relief (collectively, the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
          WHEREAS, Borrower and Guarantors are continuing to operate their respective businesses and manage their respective properties as debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code;
          WHEREAS, the Borrower has requested that the Lenders provide a secured superpriority term loan facility of an aggregate maximum principal amount of $67,000,000, to fund the continued operation of the Borrower’s and the Guarantors’ businesses as debtors and debtors in possession under the Bankruptcy Code;
          WHEREAS, the Lenders are willing to make available to the Borrower such post-petition loans and other extensions of credit upon the terms and subject to the conditions set forth herein and in the Orders; and
          WHEREAS, each of the Guarantors has agreed to guaranty the obligations of the Borrower hereunder and each of the Borrower and each of the Guarantors has agreed to secure its obligations to the Lenders hereunder with, inter alia, security interests in, and liens on, substantially all of its property and assets, whether real or personal, tangible or intangible, now existing or hereafter acquired or arising, all as more fully provided herein, in the Orders and in the Security Documents.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
ARTICLE I
Definitions
          1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Adamar” shall mean Adamar of New Jersey, Inc. a New Jersey corporation.
          “Additional Guarantor” shall have the meaning set forth in Section 5.14(b).
          “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum which is the greater of (a) 3.5% per annum and (b) the rate per annum equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.
          “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.06(b).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
           “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.06, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified and (ii) for purposes of Section 6.06, any member of the Yung Group or any Person that is Controlled by or is under common Control with a member of the Yung Group.
          “Affiliated Guarantors” shall mean CP Laughlin, Vicksburg (to the extent it ceases to be an Excluded Subsidiary) and Jubilee and each of their direct and indirect subsidiaries.
          “Agents” shall mean the Administrative Agent and the Collateral Agent.
          “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 5.5% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.
          “Applicable Percentage” shall mean, for any day (a) with respect to any Eurodollar Loan, 6.75% per annum and, (b) with respect to any ABR Loan, 5.75% per annum.
          “Approved Cash Flow Forecast” shall have the meaning set forth in Section 5.04(d)(i).
          “Argosy III” shall mean the Argosy III Riverboat, Official Number 1023758, and all related fittings, furnishings, fixtures, equipment and appurtenances.
          “Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor to any Person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of the Borrower or any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Holdings, the Borrower or any of the Subsidiaries (other than (i) inventory and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) surplus, damaged, obsolete, idle or worn out assets, scrap, in each case disposed of in the ordinary course of business and to the extent not exceeding in the aggregate $1,000,000 per fiscal year, (iii) the cross-licensing or nonexclusive licensing of Intellectual Property in the ordinary course of business, (iv) the sale or issuance of any Subsidiary’s equity to any Loan Party, (v) the sale or discount of overdue accounts receivables arising in the ordinary course of business (consistent with customary industry practice and not as part of any bulk sale or financing of receivables) and (vi) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $1,000,000 in the aggregate).
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
          “Atlantic City” shall mean Ramada New Jersey Holdings Corporation, a Delaware corporation.
          “Atlantic City Conservator” shall mean the Honorable Gary S. Stein acting as trustee under the Atlantic City Trust Agreement and appointed as conservator by the NJ Commission or any successor appointed with respect of Adamar and its assets.
          “Atlantic City Facility” shall mean the facility that is subject to the Atlantic City Conservatorship Arrangements, including the casino, the resort, the associated facilities, equipment and amenities located in Atlantic City, New Jersey, and including the related assets owned by Affiliates of the Borrower and the Guarantors that are also debtors subject to the Chapter 11 Cases.

          “Atlantic City Facility Sale” shall mean an Asset Sale with respect to the Atlantic City Facility, which is required under the Atlantic City Conservatorship Arrangements (including any sale or licensing of Intellectual Property in connection therewith).
          “Atlantic City Trust Agreement” shall mean the trust agreement dated October 16, 2006 between Tropicana Casinos, Holdings, certain of their subsidiaries and the Atlantic City Conservator as trustee.
          “Atlantic City Conservatorship Arrangements” shall mean (a) the Atlantic City Trust Agreement, (b) the order n° 07-12-12-27-A of the NJ Commission dated December 12, 2007 which refused to renew the gaming license with respect to Adamar and its assets and which ordered the Atlantic City Trust Agreement to become “operative” (within the meaning of the Atlantic City Trust Agreement), (c) the order n°07-12-19 of the NJ Commission dated December 19, 2007 which ordered the appointment of the Atlantic City Conservator as conservator with respect to Adamar and its assets under the supervision of the NJ Commission and (d) all other documents, orders, interim arrangements or agreements whereby Holdings, the Affiliated Guarantors, their respective subsidiaries and Affiliates (A) are deprived of their right to control and manage Adamar and its assets or (B) are compelled to sell their interest in Adamar and its assets.
          “Aztar” shall mean Aztar Corporation, a Delaware corporation.
          “B-527” shall mean the support barge to Bayou Caddy’s Jubilee Casino with the name “B-527”, Official Number 514272, and all related fittings, furnishings, fixtures, equipment and appurtenances.
          “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute; provided, however, that, with respect to the Chapter 11 Cases, “Bankruptcy Code” means Title 11 of the United States Code, as in effect on the Petition Date and as thereafter amended, if such amendments are made applicable to the Chapter 11 Cases.
          “Bankruptcy Court” shall have the meaning set forth in the recitals hereto or shall mean any other court having competent jurisdiction over the Chapter 11 Cases.
          “Bayou Caddy’s Jubilee Casino” shall mean the vessel with the name “Bayou Caddy’s Jubilee Casino”, Official Number 519419, and all related fittings, furnishings, fixtures, equipment and appurtenances.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successors).
          “Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean, for any period, the aggregate of all expenditures for (a) the additions to property, plant and equipment and other capital expenditures of the Borrower, its consolidated Subsidiaries and the Affiliated Guarantors and their subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower (including the Affiliated Guarantors and their subsidiaries) for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries and the Affiliated Guarantors and their subsidiaries during such period, but excluding in each case (i) any cash proceeds of Asset Sales to the extent reinvested in productive assets of the type specified in clause (a) above pursuant to the proviso in the definition of “Net Cash Proceeds” and (ii) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.
          “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Carve-Out” shall have the meaning ascribed to such term in the Interim Order or, after the effective date thereof, the Final Order.
          “Cash Collateralize” shall mean the delivery of cash to the Collateral Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to L/C Usage, 105% of the aggregate L/C Usage, and (b) with respect to any inchoate or contingent Obligations, Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” and “Cash Collateralizing” have a correlative meaning.
          “Cash Flow Forecast” shall mean a forecast substantially in the form of Exhibit F and otherwise in form reasonably satisfactory to the Administrative Agent in its reasonable discretion, which forecast shall, among other things, (a) detail projected cash receipts and cash disbursements (including but not limited to Disbursements) on a weekly basis for the then current week and the next 12 weeks and (b) the Borrower’s anticipated income statement, balance sheet and cash flow statement, each for the period from the Closing Date through the Maturity Date, on a consolidating (subject to the provisions of Section 5.04(d)) and consolidated basis for the Borrower and its Subsidiaries (other than the LandCo Subsidiaries), together with a written set of assumptions supporting such statements and setting forth the anticipated uses of the Commitments on a monthly basis.

          “Casino Leases” shall mean any lease in respect of (i) the Horizon Casino and (ii) the MontBleu Hotel and Casino.
          “Casino Services Agreements” shall mean (i) the casino services agreement dated January 3, 2007 between Tropicana Casinos and the Borrower (as amended and restated on April 28, 2008), (ii) the casino services agreement dated April 28, 2008 between the Borrower and Jubilee, (iii) the casino services agreement dated April 28, 2008 between the Borrower and Vicksburg and (iv) the casino services agreement January 3, 2007 among Tropicana Casinos, Aztar and Tropicana Las Vegas.
          “Change in Control” shall mean the occurrence of any of the following:
          (a) the direct or indirect sale, lease, transfer conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and the Subsidiaries, taken as a whole, to any Person other than members of the Yung Group; or
          (b) the Yung Group ceases to collectively own, beneficially or of record, all of the Equity Interests of Holdings, the Borrower and each Subsidiary Guarantor or Holdings ceases to be the record owner of the Borrower.
          “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement.
          “Chapter 11 Cases” shall have the meaning set forth in the recitals hereto.
          “City of Evansville” shall mean the vessel with the name “City of Evansville”, Official Number 1035577, and all related fittings, furnishings, fixtures, equipment and appurtenances.
          “Closing Date” shall mean the date which is the date on which all the conditions precedent set forth in Section 4.02 are either met or waived by the Administrative Agent.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.
          “Columbia Sussex” shall mean Columbia Sussex Corporation, a Kentucky corporation.
          “Committee” shall mean the official statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

          “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of the Lenders’ Commitments is $67,000,000.
          “Commitment Fee” shall have the meaning assigned to such term in Section 2.06(a).
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Net Interest Expense for such period, (ii) consolidated income tax expense for such period (not including any gaming taxes), (iii) all amounts attributable to depreciation and amortization for such period, (iv) costs and expenses resulting from administrative expenses paid with respect to the Chapter 11 Cases for professional fees and expenses, (v) any non-cash charges (other than write down of current assets), losses or expenses for such period and (vi) non-cash stock-option based and other equity based compensation expenses and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period, (ii) any non-cash gains for such period and (iii) to the extent included in determining such Consolidated Net Income, any amounts received in respect of the Tropicana Garage Insured Claims for such period, all determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower, the Subsidiaries and the Affiliated Guarantors for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings during such period as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any payment to or for the account of Holdings in respect thereof); provided, that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a subsidiary or is merged into or consolidated with the Borrower, any Subsidiary or any Affiliated Guarantor or prior to the date that such Person’s assets are acquired by the Borrower, any Subsidiary or any Affiliated Guarantor, (c) the income of any Person in which any other Person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest to the extent such net income is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Person, directly or indirectly, to the Borrower or any Subsidiary (or to an Affiliated Guarantor if applicable) and (d) any gains or losses attributable to sales of assets out of the ordinary course of business or any other extraordinary gains or losses.
          “Consolidated Net Interest Expense” shall mean, for any period, (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations or any dividends or other payments made in respect of any Equity Interest) of the Borrower, the Subsidiaries and the Affiliated Guarantors for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) any interest accrued during such period in respect of Indebtedness of the Borrower, any Subsidiary or any Affiliated Guarantor that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP minus (b) the sum of (i) total interest income of the Borrower, the Subsidiaries and the Affiliated Guarantors for such period, in each case determined in accordance with GAAP plus (ii) non-cash charges related to the amortization or write-off of debt discount or debt issuance costs and commissions to the extent included in the interest expense for such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower, any Subsidiary or any Affiliated Guarantor with respect to interest rate Hedging Agreements.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “CP Laughlin” shall have the meaning assigned to such term in the preamble.
          “Credit Event” shall have the meaning assigned to such term in Section 4.01.
          “Credit Facilities” shall mean the letter of credit and term loan facilities provided for by this Agreement.
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender that has (a) defaulted in its obligation to make a Loan or to fund its participation in a Letter of Credit required to be made or funded by it hereunder, (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) become insolvent or the assets or management of which has been taken over by any Governmental Authority.
          “Delayed Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.
          “Disbursements” shall mean all amounts spent in support of the operations of the Loan Parties (excluding bankruptcy fees, litigation related costs and fees and expenses of professionals to the extent required to be paid by the Loan Parties).
          “Disqualification” shall mean, with respect to any Lender:
          (a) the failure of such Person to file timely (or obtain a waiver) pursuant to applicable Gaming Laws (i) any application requested of that Person by any Gaming Authority in connection with any licensing required of that Person as a Lender or (ii) any required application or other papers in connection with any determination of the suitability of that Person as a Lender;
          (b) the withdrawal by such Person (except where requested or permitted by the Gaming Authority) of any such application or other required papers; or

          (c) any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such Person is “unsuitable” as a Lender, (ii) that such Person shall be “disqualified” as a Lender or (iii) denying the issuance of any license required under applicable Gaming Laws to be held by such Lender.
          “Disqualified Lender” shall mean any Lender subject to Disqualification.
          “dollars” or “$” shall mean lawful money of the United States of America.
          “Domestic Subsidiaries” shall mean all subsidiaries of the Borrower or the Subsidiary Guarantors that are incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Doris” shall mean the floating casino barge associated with Bayou Caddy’s Jubilee Casino with the name “Doris”, Official Number 566240, and all related fittings, furnishings, fixtures, equipment and appurtenances.
          “Effective Date” shall mean the date upon which a plan of reorganization in any of the Chapter 11 Cases becomes effective.
          “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of its Affiliates;provided further, that notwithstanding clause (d) above, and subject to there being no Default or Event of Default continuing, “Eligible Assignee” shall not include any Person named in a list provided by the Borrower on or prior to the Closing Date to the Administrative Agent and satisfactory to it in its sole discretion.
          “Environmental Laws” shall mean all applicable current and future Federal, state and local laws (including common law), regulations, rules, ordinances, codes, and any legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment or natural resources, human health and safety as it relates to environmental protection, the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

          “Equity Issuance” shall mean any issuance or sale by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor and their respective subsidiaries of any Equity Interests of Holdings, the Borrower, an Affiliated Guarantor or any such subsidiary, as applicable, except in each case for (a) any issuance or sale to Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of common stock of Holdings to directors, management, consultants or any other employee of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor under any employee stock option or stock purchase plan or employee benefit plan or similar plan in existence from time to time.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (i) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower, any such Subsidiary or any Affiliated Guarantor could otherwise be liable.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Evansville” shall mean the business, assets and Equity Interests relating to Aztar Indiana Gaming Company, LLC, an Indiana limited liability company.
          “Evansville Sale” shall mean the sale of the Equity Interest in Evansville under the Evansville Sale Purchase Agreement.
          “Evansville Sale Purchase Agreement” shall mean (a) that certain securities purchase agreement dated March 31, 2008 between amongst others Aztar Riverboat Holding Company LLC as seller, Resorts Indiana, LLC as buyer and Eldorado Resorts, LLC a parent guarantor or (b) any other purchase agreement entered into as a result of a sale conducted pursuant to Section 363(b) of the Bankruptcy Code with respect to Evansville.
          “Event of Default” shall have the meaning assigned to such term in ARTICLE VII.
          “Excluded Asset Sales” shall mean (a) the Evansville Sale, (b) the Vicksburg Sale and (c) the Atlantic City Facility Sale.
          “Excluded Collateral” shall mean those assets that are part of the Atlantic City Facility that may not be pledged by the Loan Parties under the terms of the Atlantic City Conservatorship Arrangements.
           “Excluded Subsidiaries” shall mean (a) Evansville; provided that Evansville shall cease to be an Excluded Subsidiary on the date which is the earlier of (i) the “Outside Date” as such term is defined in the Evansville Sale Purchase Agreement as in effect on the Closing Date, and in any event no later than December 10, 2008 and (ii) the date on which the Evansville Sale Purchase Agreement ceases to be in full force and effect, (b) Vicksburg; provided that Vicksburg shall cease to be an Excluded Subsidiary on the date which is the earlier of (i) August 31, 2008 (such date to be extended in accordance with the Vicksburg Sale Purchase Agreement as in effect on the Closing Date, but in any event no later than November 30, 2008) and (ii) the date on which the Vicksburg Sale Purchase Agreement ceases to be in full force and effect, (c) Adamar and Manchester Mall; provided that Adamar and Manchester Mall shall cease to be Excluded Subsidiaries if after three months following the Closing Date, Adamar is Controlled directly or indirectly by Holdings or otherwise if it ceases to be subject to the Atlantic City Conservatorship Arrangements and (d) the Louisiana Subsidiaries; provided that each of the Louisiana Subsidiaries shall cease to be an Excluded Subsidiary immediately and automatically upon receipt of the approval of the relevant Gaming Authority to each such Louisiana Subsidiary becoming a party to the relevant Loan Documents.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or in any other jurisdiction in which the Administrative Agent or such Lender is engaged in business (other than any business arising solely from the Administrative Agent or Lender having executed, delivered or performed its obligations, or its rights hereunder), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.22(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.21(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.21(a).
          “Existing Loan Agreements” shall mean each of the Existing Senior Credit Agreement and the Existing Las Vegas Credit Agreement.
          “Existing Las Vegas Credit Agreement” shall mean that certain term and revolving credit agreement, dated as of January 3, 2007, among Tropicana Las Vegas, Tropicana Las Vegas Holdings, LLC (formerly known as Wimar Landco Intermediate Holdings, LLC) and the guarantors party thereto, Credit Suisse, as administrative agent and collateral agent thereunder, and the other financial institutions party thereto as lenders (as it may be amended, supplemented or otherwise modified from time to time).
          “Existing Las Vegas Facility” shall mean the secured term loan facility in an aggregate principal amount up to $440,000,000 provided to Tropicana Las Vegas pursuant to the Existing Las Vegas Credit Agreement.
          “Existing Las Vegas Liens” shall mean the Liens created under the Existing Las Vegas Security Documents.
          “Existing Las Vegas Obligations” shall mean the “Obligations” as defined in the Existing Las Vegas Credit Agreement.
          “Existing Las Vegas Secured Parties” shall mean the “Secured Parties” as defined in the Existing Las Vegas Security Documents.
          “Existing Las Vegas Security Documents” shall mean the “Security Documents” as defined in the Existing Las Vegas Security Documents.
          “Existing Security Documents” shall mean the Existing Senior Security Documents and the Existing Las Vegas Credit Agreement.
          “Existing Senior Credit Agreement” shall mean that certain term and revolving credit agreement, dated as of January 3, 2007, among Holdings and the Borrower and the guarantors party thereto, Credit Suisse, as administrative agent and collateral agent thereunder, and the other financial institutions party thereto as lenders (as it may be amended, supplemented or otherwise modified from time to time, including the forbearance agreement dated December 12, 2007 relating thereto).
          “Existing Senior Security Documents” shall mean the “Security Documents” as defined in the Existing Senior Credit Agreement.
          “Extraordinary Receipts” shall mean the receipt by a Loan Party of (i) any payments (excluding payments in respect of public liability, third party, product liability or business interruption) from Stewart Title and Guaranty Company pursuant to the policy of title insurance relating to the MontBleu Assets, (ii) any proceeds from indemnifications provided by

Columbia Sussex with respect to the termination of the lease of the Horizon Casino by reason of the Park Cattle Disputes, in each case where the aggregate amount received under such policy, indemnification, claim or refund exceeds $1,000,000, for an amount which is equal to 100% of such payments less any expenses incurred by that Loan Party in relation to enforcing that policy, claim, indemnification or refund or (iii) any tax refund (other than with respect to gaming taxes and any other refund of federal income tax in respect of fiscal years 2005, 2006 and 2007 up to $24,000,000) or any indemnity, purchase price adjustment or other payment received outside of the ordinary course of business.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” shall mean the fee letter dated May 5, 2008, between the Borrower and the Administrative Agent.
          “Fees” shall mean the Commitment Fees and the Administrative Agent Fees.
          “Final Order” shall mean an order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001 approving this Agreement and the other Loan Documents and authorizing the incurrence by the Loan Parties of permanent post-petition secured and superpriority Indebtedness in accordance with this Agreement, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, and which is in form and substance satisfactory to Administrative Agent in its sole discretion.
          “Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, vice president of finance, treasurer or controller of such Person.
          “First Day Orders” shall mean all orders entered by the Bankruptcy Court on the Petition Date or within five Business Days of the Petition Date or based on motions filed on the Petition Date.
          “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the
          United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Full Payment” shall mean, with respect to any Obligations, (i) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during the Chapter 11 Cases; and (ii) a release of any Indemnitee’ claims of the Loan Parties against the Agents, the Lenders and the Issuing Bank arising on or before the payment date.
          “GAAP” shall mean, subject to the limitations of application set out in Section 1.02, United States generally accepted accounting principles applied on a consistent basis.

          “Gaming Authority” shall mean, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) the Clark County (Nevada) Liquor and Gaming License Board, (d) the Mississippi Gaming Commission, (e) the Louisiana Gaming Control Board, (f) the New Jersey Division of Gaming Enforcement, (g) the NJ Commission, (h) the Indiana Gaming Commission and (i) any other applicable Governmental Authority that holds regulatory, licensing or permit authority over gaming or gaming activities that now or hereinafter has jurisdiction over all or any portion of the gaming activities of Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors.
          “Gaming Laws” shall mean all applicable provisions of all constitutions, treaties, statutes and laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors within their respective jurisdictions and all rules, regulations, ordinances, approvals, orders, decisions, judgments, awards and decrees of any Gaming Authority.
          “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality, regulatory body, board or commission.
          “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
          “Greenville” shall mean Greenville Riverboat, LLC, a Mississippi limited liability company.
          “Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, Holdings, the Subsidiaries and the Affiliated Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.
          “Guarantors” shall mean Holdings and the Subsidiary Guarantors.
          “Hazardous Materials” shall mean (a) any petroleum products or byproducts and (b) any chemical, material, substance or waste defined or characterized as toxic, hazardous, a pollutant, or a contaminant or words of similar meaning that is prohibited, limited or regulated by or pursuant to any Environmental Law.

          “Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
          “Horizon Casino” shall mean the Horizon Hotel and Casino and related lands located in Stateline, Nevada.
          “Horizon Estoppel Certificate” shall mean an estoppel certificate executed by Park Cattle with respect to the lease of the Horizon Casino, substantially in the form attached as Exhibit H-2 to the Existing Credit Agreement, with any changes thereto which are approved or reasonably required by the Administrative Agent.
          “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (notwithstanding that the rights and remedies of the seller or lender under such agreement in an event of default may be limited to repossession or sale of such property, in which case the lesser of the amount of such obligation and the fair market value of such property shall constitute “Indebtedness”), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interest. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Indemnitee” shall have the meaning set forth in Section 9.05(b).
          “Initial Term Loans” shall mean the term loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01.
          “Interest Payment Date” shall mean (a) with respect to any ABR Loan, the first Business Day of each calendar month, and (b) with respect to any Eurodollar Loan, (i) the monthly anniversary of the first day of the Interest Period applicable to such Loan and (ii) the last day of each Interest Period applicable to such Loan.
          “Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2 or 3 months thereafter, as the Borrower may elect; provided, however, that, unless the Administrative Agent shall otherwise agree, the Interest Period of the initial Eurodollar Borrowing shall be of one month’s duration; provided, further, however, that if any Interest

Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Interim Order” shall mean that certain order of the Bankruptcy Court substantially in the form of Exhibit G and otherwise in form and substance satisfactory to the Administrative Agent, in its sole discretion, approving the Facilities, as to which no stay has been entered and which has not been reversed, modified, vacated or overturned.
          “Interim Period” shall mean the period commencing on the Closing Date (included) and ending on the date on which the Bankruptcy Court enters into the Final Order (excluded).
          “Interim Sub-Limit” shall mean (a) with respect to Loans outstanding during the first three Business Days of the Interim Period, $10,000,000 (or any other higher amount that the Administrative Agent approves in its sole discretion) and (b) thereafter, $30,000,000.
          “Issuance Notice” shall mean an Issuance Notice substantially in the form of Exhibit E.
          “Issuing Bank” shall mean any financial institution designated by Administrative Agent to issue Letters of Credit, in each case together with its permitted successors and assigns in such capacity, and the term “Issuing Bank” in each such instance, shall mean the Issuing Bank with respect to such Letter of Credit.
          “Jubilee” shall have the meaning assigned to such term in the preamble. “L/C Application” shall have the meaning set forth in Section 2.23(a). “L/C Cash Collateral” shall have the meaning set forth in Section 2.23(d)(i).
          “L/C Cash Collateral Account” shall have the meaning set forth in Section 2.23(d)(ii).
          “L/C Funding Support” shall mean any reimbursement arrangement, guaranty, cash collateral arrangement or other credit support provided by Administrative Agent to an Issuing Bank in respect of any Letter of Credit issued for the benefit of a Loan Party.
          “L/C Sublimit” shall mean $10,000,000.
          “L/C Usage” shall mean, as at any date of determination and without duplication, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank the repayment of which shall not, at such time, been funded with the L/C Cash Collateral held by the Issuing Bank or the Administrative Agent.

          “LandCo Cash Collateral Order” shall mean the order of the Bankruptcy Court entered in the Chapter 11 Cases of the LandCo Subsidiaries as a First Day Order approving, among other things, the LandCo Subsidiaries’ use of cash collateral, and such further orders of the Bankruptcy Court with respect to such matters, in form and substance substantially similar to such First Day Order, with any modifications thereto reasonably acceptable to the Administrative Agent.
          “LandCo Subsidiaries” shall mean Tropicana Las Vegas and its Subsidiaries.
          “Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.
          “Letter of Credit” shall mean a standby letter of credit issued or to be issued by an Issuing Bank for the benefit of the Borrower.
          “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to (a) the rate determined by the Administrative Agent to be the offered rate which appears on Reuters Screen LIBOR01 Page for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the LIBO Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period as determined by the Administrative Agent in accordance with its customary practices.
          “License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Authority covering any casino or gaming facility of Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Lighthouse Point Casino” shall mean the vessel “Lighthouse Point Casino”, Official Number 1022782 (Hull No. 310), in Greenville, Mississippi.
          “Loan Documents” shall mean this Agreement, the Letters of Credit, the Fee Letter, the Security Documents, the Orders, the promissory notes, if any, executed and delivered pursuant to Section 2.05(e) and any other document designated as a Loan Document by the Borrower and the Administrative Agent.
          “Loan Parties” shall mean Holdings, the Borrower and the Guarantors.
          “Loans” shall mean the Term Loans.
          “Louisiana Subsidiaries” shall mean Argosy of Louisiana, Inc., Catfish Queen Partnership in Commendum, Centroplex Center Convention Hotel, L.L.C., CP Baton Rouge Casino, L.L.C. and Jazz Enterprises, Inc.
          “Manchester Mall” shall mean Manchester Mall, Inc. a New Jersey corporation.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, operations, condition (financial or otherwise), operating results or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party, (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document or (d) the perfection or priority of the Liens granted pursuant to this Loan Documents.
          “Material Indebtedness” shall mean (a) Indebtedness permitted under Section 6.01(a) in an aggregate principal amount exceeding $5,000,000 and (b) other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower, such Subsidiary or such Affiliated Guarantor would be required to pay if such Hedging Agreement were terminated at such time.
          “Maturity Date” shall mean the date which is the earlier of (a) Effective Date, (b) the date which falls on the first anniversary of the Closing Date, (c) the date on which all Loans become due and payable in full hereunder and (iv) the date of termination of the relevant Commitments pursuant to Section 2.10.
          “MontBleu Acquisition” shall mean the acquisition by Tahoe of the assets of Desert Palace, Inc. in Stateline, Nevada, pursuant to the Asset Acquisition Agreement dated as of November 19, 2004, between Desert Palace, Inc. and Tropicana Casinos, as assigned to Tahoe.

          “MontBleu Assets” shall mean the assets acquired by (or assigned to) Tahoe pursuant to the MontBleu Acquisition.
          “MontBleu Estoppel Certificate” shall mean an estoppel certificate executed by Park Cattle with respect to the lease of MontBleu Hotel and Casino, substantially in the form attached hereto as Exhibit H-1, with any changes thereto which are approved or reasonably requested by the Administrative Agent.
          “MontBleu Hotel and Casino” shall mean that hotel and casino in Stateline (South Lake Tahoe), Nevada, the subject of the MontBleu Acquisition, which has been rebranded as the MontBleu Casino.
          “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
          “Mortgaged Properties” shall mean the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a mortgage is granted pursuant to the Guarantee and Collateral Agreement.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Negative Pledge Agreements” shall mean (a) the agreement dated January 3, 2007 executed by CSC Holdings, LLC for the benefit of the Existing Administrative Agent for the Lenders under this Agreement in respect of its membership interests in CP Laughlin and (b) the agreement dated January 3, 2007 executed by JMBS Casino Trust and William J Yung, III for the benefit of the Existing Administrative Agent for the Lenders under this Agreement in respect of its membership interests in Vicksburg.
          “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value at the time of such Asset Sale in the case of other non-cash proceeds), net of (i) selling expenses (including broker’s fees or commissions, accountants’ fees, investment banking fees, consulting fees, reasonable and documented legal fees and any other customary reasonable and documented fees and out-of-pocket expenses actually incurred in connection therewith, transfer and similar taxes), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligation or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (including the Existing Las Vegas Obligations) which is secured by the asset in such Asset Sale sold and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset, or any Indebtedness under the Existing Senior Credit Agreement), (iv) with respect to an Excluded Asset Sale only, the cash proceeds which are used or required to prepay any Indebtedness incurred under the Existing Senior Credit Agreement within 5 Business Days of the date of receipt of such proceeds and (v) any amount required by the Bankruptcy Court to be paid or prepaid on Indebtedness (other than the Obligations) secured by a perfected and unavoidable lien on the assets subject to such Asset Sale; provided, however, that, (A) with respect to cash proceeds received on account of a casualty or condemnation in an aggregate amount of $5,000,000 or less, if no Default or Event of Default shall have occurred and shall be continuing at the time of such receipt or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds to the extent reinvested in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiary Guarantors within 180 days of receipt of such proceeds, after which time such proceeds to the extent not so reinvested shall be deemed to be Net Cash Proceeds and (B) with respect to cash proceeds received on account of any Asset Sale (other than on account of a casualty or condemnation), if no Default or Event of Default shall have occurred and shall be continuing at the time of such receipt or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds to the extent reinvested in replacement assets used or usable in the business of the Borrower and the Subsidiary Guarantors and subject to an effective Lien in favor of the Administrative Agent under the Security Documents within 180 days of receipt of such proceeds, after which time such proceeds to the extent not so reinvested shall be deemed to be Net Cash Proceeds and (b) with respect to any issuance or incurrence of Indebtedness for borrowed money or any Equity Issuance, the cash proceeds thereof, net of all attorneys’ fees, consulting fees, investment banking fees, taxes and other customary fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith.
          “NJ Commission” shall mean the State of New Jersey Casino Control Commission.
          “Obligations” shall mean the Loans and all other amounts and obligations owing by any Loan Party to the Administrative Agent, any Lender, any Issuing Bank, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to any Loan Party under this Agreement, any other Loan Document and all obligations of any Loan Party under any Loan Document to provide Cash Collateral. For the avoidance of doubt, the term “Obligations” shall not include any “Obligations” under the Existing Senior Credit Agreement.
          “OpCo Holdings” shall mean Tropicana Entertainment Holdings, LLC, formerly known as Wimar OpCo Holdings, LLC, a Delaware limited liability company.
          “Orders” shall mean the Interim Order and the Final Order.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies and all liabilities with respect thereto arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “Park Cattle” shall mean Park Cattle Co., a Nevada corporation and its successors and assigns.

          “Park Cattle Disputes” shall mean (i) the disputes between Tropicana Casinos and Park Cattle regarding the lease of the Horizon Casino initially described in the letter dated March 23, 2005 from Downey Brand (counsel to Park Cattle) to Tropicana Casinos and other related matters and (ii) the disputes between Columbia Properties Tahoe, LLC and Park Cattle regarding the lease of the MontBleu Hotel and Casino described in the letters dated January 25, 2005 and March 22, 2005 from Downey Brand to Desert Palace, Inc. and other related matters.
          “Park Cattle Settlement Arrangements” shall mean the stipulation for entry of judgment dated April 2, 2008 among Park Cattle Co., Tropicana Casinos, Yung, Columbia Sussex, the Borrower and certain of its Subsidiaries relating to the Park Cattle Dispute together with all related documents and agreements.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Pension Act” shall mean the Pension Protection Act of 2006, as amended.
          “Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement and delivered in accordance with Section 5.14(i)(i).
          “Permitted Business” shall mean the business currently conducted by the Borrower, the Subsidiaries and the Affiliated Guarantors, businesses substantially similar to the business currently conducted by the Borrower, the Subsidiaries or the Affiliated Guarantors, or any business or activity that is reasonably related, ancillary or complementary thereto or a reasonable extension, development or expansion thereof.
          “Permitted Investments” shall mean:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 by S&P or P-1 from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances, securities backed by standby letters of credit, time deposits, Eurodollar time deposits or overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

          (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above or in the form of cash equivalents (or foreign cash equivalents) or short term marketable debt securities.
          “Permitted Tax Distributions” shall mean (a) cash distributions to the holders of Equity Interests of Vicksburg made not more frequently than once each fiscal quarter which shall be in an amount required to satisfy actual cash tax liabilities of such holders arising after the Petition Date relating to Vicksburg and its subsidiaries, and in any event in an amount not to exceed 40% of the combined taxable income of Vicksburg and its subsidiaries; (iii) cash distributions to the holders of Equity Interests of CP Laughlin made not more frequently than once each fiscal quarter which shall be in an amount required to satisfy actual cash tax liabilities of such holders arising after the Petition Date relating to CP Laughlin and its subsidiaries, and in any event in an amount not to exceed 40% of the combined taxable income of CP Laughlin and its subsidiaries and (iv) cash distributions to the holders of Equity Interests of Jubilee made not more frequently than once each fiscal quarter which shall be in an amount required to satisfy actual cash tax liabilities of such holders arising after the Petition Date relating to Jubilee and its subsidiaries, and in any event in an amount not to exceed 40% of the combined taxable income of Jubilee and its subsidiaries, in each case for the immediately preceding fiscal quarter.
          “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
          “Petition Date” shall have the meaning set forth in the recitals hereto.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Platform” shall have the meaning set forth in Section 8.09(b).
          “Pledge Agreements” shall mean the Pledge Agreement-Nevada Gaming, the Pledge Agreement-Louisiana and any other separate local law pledge agreement relating to the Equity Interests or evidence of Indebtedness of any Subsidiary or any Affiliated Guarantor to the extent required under applicable Gaming Laws.
          “Pledge Agreement-Louisiana” shall mean a Pledge Agreement substantially in the form of Exhibit E-1 to the Existing Senior Credit Agreement to be entered into, subject to Gaming Authority approval, between the Borrower, Holdings, certain Louisiana Subsidiaries and the Administrative Agent under Section 5.14(g) with respect to the Equity Interests they own in the Louisiana Subsidiaries.
          “Pledge Agreement-Nevada Gaming” shall mean a Pledge Agreement substantially in the form of Exhibit E-2 to the Existing Senior Credit Agreement to be entered into, subject to Gaming Authority approval, between the Borrower, Holdings, Columbia Properties Laughlin, LLC, Columbia Properties Tahoe, LLC, Tahoe Horizon LLC, Aztar Corporation, Ramada Express Inc., Tropicana Las Vegas Holdings, Tropicana Las Vegas and

certain of its subsidiaries and the Administrative Agent under Section 5.14(g) with respect to the Equity Interests they own in the Borrower, Columbia Properties Laughlin, LLC, Columbia Properties Tahoe, LLC, Tahoe Horizon LLC, Aztar Corporation, Ramada Express Inc., Tropicana Las Vegas Holdings, Tropicana Las Vegas and its subsidiaries.
          “Prepetition Indebtedness” shall mean all Indebtedness of Borrower and its Subsidiaries outstanding immediately prior to Petition Date and listed in Schedule 6.01 (which includes all Indebtedness under the Existing Loan Agreements).
          “Prepayment Premium” shall mean at any date, with respect to any portion of any Loan that is repaid or prepaid (whether voluntarily, mandatorily (to the extent required pursuant to Section 2.14(i)) or by way of acceleration) on such date and that has not been outstanding for at least 3 months, an amount equal to (A) the Applicable Percentage applicable to ABR Loans plus the Alternate Base Rate at such date multiplied by (B) the principal amount of such portion of such Loan multiplied by (C) the number of days between the date on which the Loans are declared due and payable and the date which falls 3 calendar months following the drawing of such Loan divided by (D) 360.
          “Prime Rate” shall mean the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least seventy five percent (75%) of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Projections” shall mean the projections of Holdings, the Borrower, the Affiliated Guarantors and their Subsidiaries prepared by the management of the Borrower for the period commencing for the month of April, 2008 and ending for the month of April, 2009 and which includes monthly projections for each month during such period.
          “Pro Rata Share” means with respect to each Lender, the percentage obtained by dividing (a) the outstanding principal amount of the Loans and unused Commitment of such Lender (or such Lender’s Commitment if no Loan is outstanding), by (b) the aggregate outstanding principal amount of the Loans of all Lenders (or all Lender’s Commitments if no Loan is outstanding).
          “Register” shall have the meaning assigned to such term in Section 9.04(d).
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Fund” shall mean, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

With respect to Silver Point, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which Silver Point may leverage its investments from time to time.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
          “Required Lenders” shall mean, at any time, (a) Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time; provided that the Term Loans and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time and (b) Silver Point Finance, LLC for so long as it remains the Administrative Agent.
          “Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
          “Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.08(b).
          “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor.
          “Secured Parties” shall mean from time to time the Lenders, the Administrative Agent, the Collateral Agent, any other holder of any Obligation and their successors and assigns.
          “Security Documents” shall mean the Guarantee and Collateral Agreement, the Pledge Agreements, the Ship Mortgages, the Vessel Security Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.14, as may be applicable.
          “Services Agreements” shall mean (i) the services agreement dated as of January 3, 2007 between Columbia Sussex and the Borrower, (ii) the services agreement dated as of August 26, 2004 (as amended as of November 6, 2006), between Columbia Sussex and Jubilee, (iii) the services agreement dated as of October 27, 2003 (as amended as of August 7, 2006 and November 6, 2006), between Columbia Sussex and Vicksburg and (iv) the services agreement dated as of January 3, 2007 among Columbia Sussex, Aztar and Tropicana Las Vegas.
          “Ship Mortgage” shall mean collectively, (a) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel Lighthouse Point Casino, (b) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel Argosy III, (e) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel Bayou Caddy’s Jubilee Casino and related support barge B-527 and floating casino barge Doris and (f) each other similar agreement which may hereafter be executed by the Borrower in favor of the Collateral Agent (including any such ship mortgage executed with respect to any other vessel used in connection with any related gaming operations), each substantially in the form of Exhibit K of the Existing Senior Credit Agreement.
          “SPC” shall have the meaning assigned to such term in Section 9.04(i).
          “S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
          “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Note Documents” shall mean the indenture under which the Subordinated Notes are issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Notes or providing for any Guarantee or other right in respect thereof.
          “Subordinated Notes” shall mean the Borrower’s 9.625% Senior Subordinated Notes due 2014, in an initial aggregate principal amount of $960,000,000.
          “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” shall mean any subsidiary of the Borrower; provided that the Excluded Subsidiaries (for so long as they remain Excluded Subsidiaries) other than the Louisiana Subsidiaries and the LandCo Subsidiaries shall not be treated as “Subsidiaries” solely for the purpose of calculating the financial definitions or for the purpose of determining compliance with the financial covenants contained in Sections 6.09, 6.10 and 6.11.

          “Subsidiary Guarantor” shall mean each Subsidiary and Affiliated Guarantor listed on Schedule 1.01(a) (but excluding the Excluded Subsidiaries), the Additional Guarantors and each other subsidiary that is or becomes a party to the Guarantee and Collateral Agreement or otherwise provides a guarantee in respect of the Obligations.
          “Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
          “Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
          “Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
          “Tahoe” shall mean Columbia Properties Tahoe, LLC, a Nevada limited liability company.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings and all liabilities with respect thereto imposed by any Governmental Authority.
          “Term Borrowing” shall mean a Borrowing comprised of Term Loans.
          “Term Lender” shall mean a Lender with a Commitment or an outstanding Term Loan.
          “Term Loans” shall mean the Initial Term Loan and the Delayed Term Loans.
          “Total Commitment” shall mean, at any time, the aggregate of all Lenders’ Commitments.
          “Tropicana Casinos” shall mean Tropicana Casinos and Resorts, Inc formerly known as Wimar Tahoe Corporation, a Nevada corporation.
          “Tropicana Garage Insured Claims” shall mean any insurance payments in respect of (i) the “completed value builders risk” insurance policy issued by Zurich American

Insurance Company or (ii) insurance policies covering business interruption at the Tropicana Casino and Resort in Atlantic City, New Jersey, issued by Lexington Insurance Company, U.S. Fire Insurance Company, Westchester Surplus Lines Insurance Company, Essex Insurance Company, certain underwriters at Lloyd’s, London, Hartford Insurance Company, Zurich American Insurance Company or any other insurance company, in each case relating to the collapse of a portion of a parking garage under construction at the Tropicana Casino and Resort in Atlantic City, New Jersey, on October 30, 2003.
          “Tropicana Las Vegas” shall mean Tropicana Las Vegas Resort and Casino, LLC, formerly known as Wimar LandCo, LLC, a Delaware limited liability company.
          “Tropicana Las Vegas Intermediate Holdings” shall mean Tropicana Las Vegas Holdings, LLC formerly known as Wimar LandCo Intermediate Holdings, LLC, a Delaware limited liability company.
          “Tropicana Las Vegas Prepayment Event” shall mean the sale of all or substantially all of the assets of Tropicana Las Vegas Intermediate Holdings and its subsidiaries or the sale of all or substantially all of the Equity Interests of Tropicana Las Vegas Intermediate or Tropicana Las Vegas (or the Equity Interests of any subsidiary or subsidiaries of Tropicana Las Vegas, the result of which is the transfer or other disposition of all or substantially all of the assets or value of Tropicana Las Vegas Intermediate Holdings and its subsidiaries).
          “Tropicana Las Vegas Prepayment Proceeds” shall mean the gross proceeds from any Tropicana Las Vegas Prepayment Event less (i) fees, costs and expenses (including broker’s fees or commissions, accountants’ fees, investment banking fees, consulting fees, legal fees and any other customary reasonable and documented fees and out-of pocket expenses actually incurred in connection therewith, transfer and similar taxes) in connection therewith, (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Tropicana Las Vegas Prepayment Event (provided that, to the extent and at such time as any such amounts are released from such reserve and returned to a Loan Party, such amounts shall constitute Tropicana Las Vegas Prepayment Proceeds) and (iii) amounts required to repay in full all Indebtedness (including breakage costs) and other obligations of Tropicana Las Vegas Intermediate Holdings and its subsidiaries.
          “Trustee” shall mean the United States Trustee for the District of Delaware.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.
          “USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
          “Vessel Security Agreement” shall refer to each vessel security agreement, in form and substance acceptable to the Administrative Agent, entered into in connection with each Ship Mortgage and creating a security interest in each vessel under the UCC in the event any such vessel covered by a Ship Mortgage is determined to not be a “vessel” as required therein.

          “Vicksburg” shall mean Columbia Properties Vicksburg LLC, a Mississippi limited liability company.
          “Vicksburg Sale” shall mean the sale of substantially all of the assets utilized in the operation of the Vicksburg Horizon Casino and Hotel under the Vicksburg Sale Purchase Agreement.
          “Vicksburg Sale Purchase Agreement” shall mean (a) that certain agreement of sale dated November 12, 2007 between amongst others Columbia Properties Vicksburg, LLC as seller and Nevada Gold Vicksburg, LLC or (b) any other purchase agreement entered into as a result of a sale conducted pursuant to Section 363(b) of the Bankruptcy Code with respect to Vicksburg.
          “wholly owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Yung Group” shall mean (i) William J. Yung III, (ii) his spouse and members of his immediate family (including siblings, children, grandchildren and children and grandchildren by adoption), (iii) any Affiliate Controlled by any the foregoing, (iv) in the event of incompetence or death of any of the persons described in paragraphs (i) and (ii) hereof, such person’s estate, executor, administrator, committee or other personal representative, in each case who at the particular date will beneficially own or have the right to acquire, directly or indirectly Equity Interests of Holdings or the Borrower or (v) any trusts for their respective benefit, or any trust for the benefit of any such trust; provided, however, that the Yung Group shall not include any operating company affiliated with any of the foregoing (including Columbia Sussex) that is not engaged exclusively in Permitted Businesses.
          1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in ARTICLE VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend ARTICLE VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
          1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).
ARTICLE II
The Credits
          2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make the Initial Term Loan to the Borrower on the Closing Date and the Delayed Term Loans to the Borrower from time to time from the period commencing on the Closing Date and ending on the Maturity Date in a principal amount not to exceed its Commitment; provided that the aggregate amount of the Loans outstanding at any time during the Interim Period shall not exceed the Interim Sub-Limit applicable at such time. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
          2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000; provided that no minimum amount shall be required for any Borrowing, the proceeds of which are used to fund L/C Cash Collateral for the purpose of obtaining one or more Letters of Credit or (ii) equal to the remaining available balance of the applicable Commitments.
          (b) Subject to Sections 2.09 and 2.16, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to have more than six Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
          (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New

York City as the Administrative Agent may designate not later than 12:00 p.m. (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within one Business Day of the date of such Borrowing, the Administrative Agent shall also be entitled to recover such amount with interest at the rate per annum equal to the interest rate for the Loan comprising such Borrowing from the Borrower. Nothing in this Section 2.02(d) shall be deemed to relieve any Lender of its obligation to fulfill its commitments hereunder or to prejudice any rights of the Borrower against the Lender as a result of any default by such Lender hereunder.
          (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of an ABR Term Loan, not later than 10:00 a.m., New York City time one Business Day before a proposed Borrowing and (b) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three Business Days before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request (it being understood that no Lender will fund any Term Loan in the absence of the receipt by the Administrative Agent of a completed and executed Borrowing Request) and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Sections 2.01 and 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
          2.04. Use of Proceeds. The proceeds of the Loans shall be applied by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely (a) to fund post-petition operating expenses of the Loan Parties incurred in the ordinary course of business and to fund such amounts authorized under the First Day Orders, (b) to pay certain other costs and expenses of administration of the Chapter 11 Cases, (c) for working capital, capital expenditures and other general corporate purposes of the Loan Parties following the Petition Date, (d) to fund L/C Cash Collateral up to $10,000,000 at any time for the purpose of requesting the Administrative Agent to procure the issuance of Letters of Credit in accordance with Section 2.23 and (e) to make payments in connection with the adequate protection obligations set forth in the Orders, in each case (i) not in contravention of any requirement of law, the Orders or the Loan Documents and (ii) to the extent not materially inconsistent with the types of expenses set forth in the Approved Cash Flow Forecast. Nothing herein shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including, without limitation, any applications for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest.
          2.05. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.12.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to Sections 2.05(b) and 2.05(c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
          (e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
          2.06. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the first Business Day of each calendar month and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 1.25% per annum on the daily amount of the then effective average amount of the Commitment of such Lender during the preceding month (or other period commencing with the date hereof or ending with the Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
          (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
          (c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.
          (d) The Borrower agrees to pay directly to the Administrative Agent, for its own account (as reimbursement of reasonable and documented fees and out-of-pocket expenses paid by the Administrative Agent to the Issuing Bank) the fees, expenses and additional costs relating to such documentary and processing charges and fronting fees for any issuance, amendment, transfer or payment of a Letter of Credit, and all costs and expenses incurred by the Administrative Agent in procuring such Letter of Credit and providing the L/C Funding Support in connection therewith.
          2.07. Interest on Loans. (a) Subject to the provisions of Section 2.08, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.
          (b) Subject to the provisions of Section 2.08, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.
          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          2.08. Default Interest. If any Event of Default is continuing, then, until such Event of Default is cured, remedied or waived, to the extent permitted by law, the Loans shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal of a Loan, at the rate otherwise applicable to such Loan pursuant to Section 2.07 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to that Loan (or in the case of amounts due that do not relate to a particular Loan, the rate then applicable to an ABR Loan) plus 2.00% per annum.
          2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.11 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.09 shall be conclusive absent manifest error.
          2.10. Termination and Reduction of Commitments. (a) The Commitments shall automatically and permanently be reduced by the principal amount of any Term Loan advanced hereunder or as provided for in Section 2.14 and shall automatically terminate in full on the Maturity Date. Notwithstanding the foregoing, if the Closing Date does not occur before May 9, 2008, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on that date.
          (b) After three months after the Closing Date and upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $500,000 and in a minimum amount of $1,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the aggregate outstanding Term Loans or L/C Usage at the time.
          (c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
          2.11. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice (which may be by telephone, confirmed promptly in writing or by fax) to the Administrative Agent (a) not later than 10:00 a.m., New

York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:
               (i) (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
               (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
               (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion or continuation, where appropriate, and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
               (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.17;
               (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
               (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of Section 2.11(c)(v) shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;
               (vii) no Interest Period may be selected for any Eurodollar Borrowing that would end later than the Maturity Date; and
               (viii) upon notice to the Borrower from the Administrative Agent after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.
          (d) Each notice pursuant to this Section 2.11 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.11 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.11 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.11 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.
          2.12. Repayment of Term Borrowings. (a) All Term Loans shall be due and payable on the Maturity Date (whether by acceleration or otherwise) together with all other Obligations (including but not limited to any accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment) without further application or order of the Bankruptcy Court to the Administrative Agent.
          (b) Repayments of a Borrowing pursuant to this Section 2.12 shall be subject to Section 2.17, but shall otherwise be without premium or penalty (subject to the provision of Section 2.14(i).
          2.13. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 p.m. (noon), New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $2,000,000, and (ii) each such prepayment shall be made subject to the provisions of Sections 2.14(h) and Section 2.14(i).
          (b) Optional prepayments of Term Loans shall be applied first to ABR Term Loan Borrowings and then to Eurodollar Term Loan Borrowings having the nearest Interest Payment Date.
          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (other than in connection with a refinancing) and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.13 shall be subject to Section 2.17, but shall otherwise be without premium or penalty (except the applicable Prepayment Premium). All prepayments under this Section 2.13 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and applicable Prepayment Premium.
          2.14. Mandatory Prepayments. (a) Not later than the first Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans (or, if applicable, reduce outstanding Commitments) in accordance with Section 2.14(f).
          (b) In the event and on each occasion that an Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the first

Business Day next following) the occurrence of such Equity Issuance, apply 100% of the Net Cash Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.14(f).
          (c) In the event that any Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the first Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.14(f). Notwithstanding the foregoing, the use of cash collateral to the extent permitted under the Orders shall not constitute an incurrence of Indebtedness for borrowed money.
          (d) In the event that any Loan Party shall receive any Extraordinary Receipt, the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Extraordinary Receipt, apply 100% of such Extraordinary Receipt to prepay outstanding Term Loans in accordance with Section 2.14(f).
          (e) In the event and on the occasion of a Tropicana Las Vegas Prepayment Event, the Borrower shall, substantially simultaneous with (and in any event not later than the fifth Business Day next following) the occurrence of such Tropicana Las Vegas Prepayment Event, apply 100% of the Tropicana Las Vegas Prepayment Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.14(f).
          (f) Mandatory prepayments described in Sections 2.14(a) to 2.14(e) shall be applied, subject to the provisions of Section 2.14(h), (A) first, to the repayment of Term Loans outstanding hereunder and (B) then, in the event the amount of such mandatory prepayment exceeds the amount of Term Loans outstanding hereunder, to the permanent reduction of Commitments by the amount of such excess; provided that this clause (B) shall solely be applicable with respect to mandatory prepayments described in Sections 2.14(a) made in respect of Net Cash Proceeds received on account of a casualty or condemnation. Any mandatory prepayment of outstanding Term Loans under this Agreement shall be applied first to ABR Term Loan Borrowings and then to Eurodollar Term Loan Borrowings having the nearest Interest Payment Date.
          (g) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.14, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.14 shall be subject to Section 2.17, but shall otherwise be without premium or penalty (except the applicable Prepayment Premium), and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
          (h) Anything contained herein to the contrary notwithstanding, in the event the Borrower (i) is required to make any mandatory prepayment under this Section 2.14 (each, a “Waivable Prepayment”) or (ii) is required to make any permanent reduction of Commitments under this Section 2.14 (a “Waivable Commitment Reduction”), not less than three (3) Business Days prior to the date (the “Prepayment Date”) on which the Borrower is required to make such Waivable Prepayment (or such Waivable Commitment Reduction as the case may be), the Borrower shall notify the Administrative Agent of the amount of such prepayment or such reduction, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan or Commitment of the amount of such Lender’s Pro Rata Share of such Waivable Prepayment or such Waivable Commitment Reduction and such Lender’s option to refuse such prepayment or reduction. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Prepayment Date, (A) the Borrower shall pay to the Administrative Agent the amount of the Waivable Prepayment, which amount shall be applied in an amount equal to that portion of the Waivable Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which shall be applied in accordance with Section 2.14(f)), (B) the Commitment of those Lenders that have elected not to exercise such option shall be reduced as provided in Section 2.14(f) and (C) to the extent of any excess, to the Borrower for any of the purposes permitted hereunder.
          (i) All prepayments (whether optional under Section 2.13, mandatory under Sections 2.14(b), (c) or (e), or otherwise including by way of acceleration) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and any Prepayment Premium.
          2.15. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost to any Lender or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender (acting reasonably) to be material, then the Borrower will pay to such Lender, as the case may be, upon demand such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender (acting reasonably) to be material, then from time to time the Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in Sections 2.15(a) or 2.15(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.
          (d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under Sections 2.15(a) or 2.15(b) with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
          2.16. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:
               (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
               (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.16(b).
          In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

          (b) For purposes of this Section 2.16, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
          2.17. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain (other than loss of profits) or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.11) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being referred to as a “Breakage Event”) or (b) any default by the Borrower in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error.
          2.18. Pro Rata Treatment. Except as required under Section 2.16, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower and Holdings expressly consent to the foregoing arrangements.
          2.20. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 p.m. (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at 2 Greenwich Plaza, Greenwich, CT 06830. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.
          (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
          (c) All monies to be applied to the Obligations, whether arising from payments by Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows (i) first, to unpaid fees and reimbursement of unpaid expenses of the Agents, (ii) second, to any unpaid fees and reimbursement of unpaid expenses of the Lenders to the extent constituting part of the Obligations, (iii) third, to unpaid interest, (iv) fourth, ratably to repay the principal of the Loans and (v) last, to all other Obligations. Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities of the Agents and Lenders as among themselves, and may be changed by agreement among them without the consent of any Loan Party. This Section is not for the benefit of or enforceable by the Borrower.
          2.21. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any such Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay, and authorizes the Administrative Agent to pay in its name, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself, a Lender, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower certifying to such entitlement to exemption from, or a reduced rate of, withholding or at a reduced rate.
          (f) If the Administrative Agent of any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes (including a credit in lieu of a cash refund) as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.21, it shall pay over such refund to that Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.21 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the Governmental Authority with respect to such refund); provided that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any Lender in the event the Administrative Agent or such Lender is required to repay such refund to the Governmental Authority. This Section 2.21(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information it deems confidential) to the Loan Parties or to apply for any refund.
          2.22. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event that (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.15, (ii) any Lender delivers a notice described in Section 2.16, (iii) any

Lender delivers a certificate pursuant to Section 2.17 for an amount that is materially greater than other Lenders, (iv) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.21, (v) any Lender defaults in its obligation to make Loans hereunder or (vi) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification has been consented to by the Required Lenders, the Borrower or the Administrative Agent may at the sole expense and effort of the Borrower (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (vi) above, all of its interests, rights and obligations with respect to the Type of Loans that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment) and, in addition, with respect to clause (vi) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.15 and 2.17); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.15 or 2.17, notice under Section 2.16 or the amounts paid pursuant to Section 2.21, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.16 (or in the case of Section 2.17, cease to cause losses and expenses in an amount that is materially greater than the other Lenders), or cease to result in amounts being payable under Section 2.21, as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.22(b)), or if such Lender shall waive its right to claim further compensation under Section 2.15 or 2.17 in respect of such circumstances or event or shall withdraw its notice under Section 2.16 or shall waive its right to further payments under Section 2.21 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section  2.22(a).
          (b) If (i) any Lender shall request compensation under Section 2.15, (ii) any Lender delivers a notice described in Section 2.16 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.21, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.15 or enable it to withdraw its notice pursuant to Section 2.16 or would reduce amounts payable pursuant to Section 2.21, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
          2.23. L/C Funding Support; Letters of Credit.
          (a) L/C Funding Support. In order to obtain Letters of Credit from the Issuing Bank, the Borrower has requested the Administrative Agent to procure such Letters of Credit, and the Administrative Agent has agreed to do so. These arrangements shall be coordinated by the Administrative Agent, subject to the terms and conditions set forth below. The Administrative Agent shall not be required to be the issuer of any Letter of Credit. The Administrative Agent will be the account party for the application for each Letter of Credit, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank or on a computer transmission system approved by the Administrative Agent and the Issuing Bank, or such other written form or computer transmission system as may from time to time be approved by the Administrative Agent and the Issuing Bank, and shall be duly completed in a manner and at a time reasonably acceptable to the Administrative Agent and the Issuing Bank, together with such other certificates, agreements, documents and other papers and information as the Administrative Agent and the Issuing Bank may reasonably request (the “L/C Application”). In the event of any conflict between the terms of any L/C Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.
          (b) Letters of Credit. Letters of Credit that are issued by the Issuing Bank for the benefit of the Borrower shall be issued no later than the Maturity Date. A Letter of Credit shall be issued only if (and upon issuance the Borrower shall be deemed to represent and warrant to the Administrative Agent, the Issuing Bank and each Lender that) (i) it is denominated in Dollars; (ii) after giving effect to such issuance, the L/C Usage would not exceed the L/C Sublimit ; (iii) the Borrower is in compliance with its obligations under Section 2.23(d)(iii); (iv) it has an expiration date which is no later than the Maturity Date; and (v) after giving effect to such issuance, the aggregate number of Letters of Credit outstanding at such time would not exceed ten.
          (c) Issuance and Funding Notices. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent an Issuance Notice with respect to such Letter of Credit. The Borrower acknowledges that the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures and the terms of its agreements with the Administrative Agent.
          (d) Funding of L/C Cash Collateral.
               (i) In order to request the Administrative Agent to procure the issuance of a Letter of Credit by the Issuing Bank, the Borrower shall make cash available to the Administrative Agent (the “L/C Cash Collateral”) solely from either (A) all or part of the proceeds of a Term Loan (in which case, the Borrower shall direct the Administrative Agent to credit such proceeds directly to the L/C Cash Collateral Account in the relevant Borrowing

Request) or (B) the proceeds of any L/C Cash Collateral released by any Issuing Bank with respect to any Letter of Credit that has been terminated which was initially funded with the proceeds of a Term Loan in accordance with the provisions of Section 2.04(d).
               (ii) Such L/C Cash Collateral shall be credited to one or more bank accounts opened in the name of a financial institution reasonably acceptable to the Administrative Agent and over which the Administrative Agent (and/or, at the Administrative Agent’s option, the Issuing Bank) shall have sole dominion and control (collectively, the “L/C Cash Collateral Account”).
               (iii) The aggregate amount of L/C Cash Collateral credited to the L/C Cash Collateral Account shall be at least equal to 100% of the aggregate amount of L/C Usage at all times; provided that, during the continuance of an Event of Default referred to in Sections 7(b) or (c) or any other Event of Default that has been continuing for 30 days or more, the Borrower shall cause without prior notice the aggregate amount of L/C Cash Collateral to be at least equal to 105% of the aggregate amount of L/C Usage at all times.
               (iv) Upon the expiration or termination of any Letter of Credit, subject to the release by the Issuing Bank of any L/C Cash Collateral over which it has control with respect to such Letter or Credit or such L/C Funding Support, the Borrower may request the issuance of new Letters of Credit in accordance with the provisions of this Section 2.23.
               (v) Upon the Borrower’s request the Administrative Agent shall apply the L/C Cash Collateral in prepayment of the Term Loans in accordance with the provisions of Section 2.13 to the extent that after such giving effect to such prepayment the Borrower still complies with its obligations under Section 2.23(d)(iii). The parties hereto agree that the L/C Cash Collateral shall be solely used for the purposes set forth in Section 2.23(e) and in this Section 2.23(d)(v).
          (e) Reimbursement of L/C Funding Support Amounts.
               (i) The Borrower shall be irrevocably and unconditionally obligated forthwith, without presentment, demand, protest or other formalities of any kind, to reimburse the Administrative Agent for any amounts paid by the Administrative Agent with respect to any Letter of Credit or any L/C Funding Support including all reasonable fees, costs and expenses paid by the Administrative Agent to the Issuing Bank) to the extent that the L/C Cash Collateral in respect of the outstanding Letter of Credit is insufficient or is not otherwise available to the Administrative Agent.
               (ii) Without limiting any of the foregoing, the Borrower hereby agrees that (A) any L/C Cash Collateral may be utilized by the Administrative Agent as cash collateral to secure the obligations of the Administrative Agent to the Issuing Bank under the L/C Funding Support and (B) the Administrative Agent shall have the right to apply, or to instruct the Issuing Bank to apply, at any time the L/C Cash Collateral for the Administrative Agent’s obligations under the L/C Funding Support for such Letter of Credit for the amount of any drawing honored by the Issuing Bank thereunder.
          (f) Obligations Absolute. The obligation of the Borrower to the Administrative Agent for the amounts paid by the Administrative Agent with respect to any L/C Funding Support shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.
          (g) Indemnification. Without duplication of any obligation of the Borrower under Section 9.05, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the Issuing Bank and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable documented fees, expenses and disbursements of counsel) which the Administrative Agent, the Issuing Bank or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future of any Governmental Authority.
          2.24. Superpriority Nature of Obligations and Loans. (a) Except as otherwise provided in the Orders and the LandCo Cash Collateral Order, the Liens granted to the Collateral Agent, for the benefit of the Secured Parties, shall have the senior secured status afforded by Sections 364(c) and 364(d) of the Bankruptcy Code, all as more fully provided in the Orders and the LandCo Cash Collateral Order.
          (b) Except as otherwise provided in the Orders and the LandCo Cash Collateral Order, the Obligations shall constitute superpriority administrative expense claims in each of the Chapter 11 Cases, as more fully provided in the Orders. Except as expressly set forth herein or in the Orders or the LandCo Cash Collateral Order, no other claim having a priority superior or pari passu to that granted to the Obligations shall be granted or approved.
          2.25. No Discharge; Survival of Claims. (a) The Obligations shall survive the entry of an order (i) confirming any plan of reorganization in any of the Chapter 11 Cases unless paid in full in cash; (ii) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or (iii) dismissing any of the Chapter 11 Cases and (b) until the Full Payment of the Obligations, the superpriority administrative claim granted to the Obligations and all Liens granted to the Collateral Agent shall continue in full force and effect and maintain their priority as set forth in the Orders.

          2.26. Waiver of any Priming Rights. Other than the Carve-Out or as expressly provided for in the Orders, the Borrower and each Guarantor hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve or grant a claim of equal or superior priority to the Obligations.
ARTICLE III
Representations and Warranties
          Each of Holdings, the Borrower and the Affiliated Guarantors represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders, with respect to itself and, in the case of Holdings and the Borrower, each of its Subsidiaries, that:
          3.01. Organization; Powers. Holdings, the Borrower, each of the Subsidiaries and each of the Affiliated Guarantors (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) subject to the entry of the Orders, has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in, and is in good standing (where such concept is relevant) in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) subject to the entry of the Orders, has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow hereunder.
          3.02. Authorization; No Conflict. The Loan Documents (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) subject to the entry of the Orders, will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor except as would not have a Material Adverse Effect, (B) any order of any Governmental Authority except as would not have a Material Adverse Effect or (C) except as set forth on Schedule 3.02, any material provision of any material indenture, agreement or other instrument to which Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument that (other than with respect to the Loan Documents) could reasonably be expected to result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or material assets now owned or hereafter acquired by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor (other than any Lien created hereunder or under the Security Documents or as expressly permitted hereunder) that (other than with respect to the Loan Documents) could reasonably be expected to result in a Material Adverse Effect.
          3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings, the Borrower and the Affiliated Guarantors and constitutes, and each other Loan

Document when executed and delivered by each Loan Party party thereto will constitute, subject to the entry of the Orders, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.
          3.04. Governmental Approvals. Except as set forth on Schedule 3.04 and subject to the entry of the Orders, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority (other than a Gaming Authority) is or will be required to enter into the Loan Documents and borrow funds in connection therewith except for such as have been made or obtained and are in full force and effect. Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors have made, or promptly after the Closing Date will make, all necessary applications to and, subject to any additional time to obtain such consents, approvals and rulings contemplated by Section 5.16 or as set forth on Schedule 3.04, have procured all necessary consents, approvals and favorable rulings of all applicable Gaming Authorities to (i) pledge the Equity Interests of the Borrower, the Subsidiary Guarantors (other than the Affiliated Guarantors) and their respective subsidiaries, where relevant, pursuant to the Pledge Agreements and/or the Guarantee and Collateral Agreement, (ii) the restrictions on transfer and hypothecation of the stock and equity securities of such Persons contained in Sections 6.02 and 6.04 of this Agreement, in the Pledge Agreements and otherwise in the other Loan Documents and (iii) otherwise enter into the Loan Documents and borrow funds in connection therewith.
          3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders:
               (i) audited annual financial statements consolidated or combined, as applicable, of (x) Tropicana Casinos (including the Affiliated Guarantors), and (y) Aztar, in each case for the 2006 fiscal years, audited by and accompanied by the opinion of the relevant independent public accountants; and
               (ii) quarterly unaudited consolidated or combined, as applicable, statements of income of Tropicana Casinos (including the Affiliated Guarantors) for each of the quarters ending on March 31, 2007, June 30, 2008 and September 30, 2008.
Such financial statements (A) present fairly the financial condition and results of operations and cash flows of Tropicana Casinos as of such dates and for such periods, (B) disclose all material liabilities, direct or contingent, of Tropicana Casinos (including the Affiliated Guarantors) as of the dates thereof and (C) were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
          (b) On and as of the Closing Date, the Projections are based upon estimates and assumptions stated or referred to therein, all of which Holdings, the Borrower, the Affiliated Guarantors and their Subsidiaries believe to be reasonable and fair in light of current overall conditions and facts known to Holdings and its Subsidiaries and, as of the Closing Date, reflect Holdings’ and its Subsidiaries’ good faith and reasonable estimates of the future financial performance of Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein; as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable (subject to uncertainties and contingencies which may be beyond the Borrower’s control).

          3.06. Cash Flow Forecast. Each Cash Flow Forecast as of the time delivered to the Administrative Agent, was prepared by Holdings, the Borrower, the Affiliated Guarantors and their Subsidiaries (other than the LandCo Subsidiaries) in light of the past operations of the business of Holdings, the Borrower, the Affiliated Guarantors and their Subsidiaries (other than the LandCo Subsidiaries), and reflects projections for the 13-week period beginning on the Closing Date (or, to the extent amended pursuant to Section 6.13, such date reflected therein), on a week by week basis. Each Cash Flow Forecast is based upon estimates and assumptions stated therein, all of which Holdings, the Borrower, the Affiliated Guarantors and their Subsidiaries (other than the LandCo Subsidiaries) believe to be reasonable and fair in light of current overall conditions and facts known to Holdings and its Subsidiaries and, as of the Closing Date (or, to the extent amended pursuant to Section 6.13, such the date reflected therein), reflect Holdings’ and its Subsidiaries’ (other than the LandCo Subsidiaries) good faith and reasonable estimates of the future financial performance of the Holdings, the Borrower, the Affiliated Guarantors and their Subsidiaries (other than the LandCo Subsidiaries) and of the other information projected therein for the periods set forth therein.
          3.07. No Material Adverse Change. Other than (a) the filing of the Chapter 11 Cases, (b) the appointment of the trustee with respect to Evansville, (c) the events of default under the Existing Loan Agreements and the Subordinated Note Documents, (d) the proposed Atlantic City Facility Sale, (e) the transactions contemplated in the Evansville Sale Purchase Agreement and the Vicksburg Sale Purchase Agreement, (f) the terms of the Park Cattle Settlement Arrangements and (g) the License Revocation relating to the Atlantic City Facility, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since September 31, 2007.
          3.08. Title to Properties; Possession Under Leases. (a) Except as set forth on Schedule 3.08, each of Holdings, the Borrower and the Subsidiary Guarantors has good and marketable title to (including in connection therewith, valid easements), or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.
          (b) Except as set forth on Schedule 3.08, each of Holdings, the Borrower and the Subsidiary Guarantors has complied with all material post-petition obligations under all material leases (including all leases of Mortgaged Property) to which it is a party and all such leases are in full force and effect. Each of Holdings, the Borrower and the Subsidiary Guarantors enjoys peaceful and undisturbed possession under all such material leases. Subject to the entry of the Orders, the granting of a Lien encumbering the proceeds of the leasehold interest of Holdings, the Borrower and any Subsidiary Guarantor in any Mortgaged Property (i) does not require landlord consent or approval under the applicable lease that has not been obtained and (ii) will not violate or result in a default under such lease.
          (c) As of the Closing Date, none of Holdings, the Borrower or any Subsidiary Guarantor has received any actual notice of, nor has any actual knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties owned by it or any sale or disposition thereof in lieu of condemnation.

          (d) As of the Closing Date, other than with respect to the MontBleu Hotel and Casino, none of Holdings, the Borrower or any Subsidiary Guarantor is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
          3.09. Subsidiaries. Schedule 3.09 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or the Borrower therein and the ownership interests of the Affiliated Guarantors. The shares of capital stock or other ownership interests so indicated on Schedule 3.09 held in such Subsidiary or Affiliated Guarantor are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents, the Orders, the LandCo Cash Collateral Order, the Existing Security Documents and/or post petition Liens permitted under Section 6.02).
          3.10. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.10 and other than the Chapter 11 Cases, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the actual knowledge of Holdings, the Borrower or the Affiliated Guarantors, threatened against Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor or any business, property or rights of any such Person (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) None of Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.
          (c) Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, except where the failure to have the same could not reasonably be expected to result in a Material Adverse Effect, and true and complete copies of such certificates of occupancy as are available using commercially reasonable efforts have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.
          3.11. Agreements. Subject to the entry of the Orders, none of Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party, where such default would reasonably be expected to result in a Material Adverse Effect.
          3.12. Federal Reserve Regulations. (a) None of Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
          3.13. Investment Company Act. None of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          3.14. Tax Returns. Each of Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors has filed or caused to be filed all Federal, state, local and (to the extent it has foreign operations) foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes then due and payable by it (whether or not shown as due on such returns but after taking into account any valid extensions), except (a) taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower, such Subsidiary or such Affiliated Guarantor, as applicable, shall have set aside on its books adequate reserves and (b) immaterial taxes so long as no material asset or portion of Mortgaged Property of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is in jeopardy of being seized, levied upon or forfeited. The Borrower does not intend to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as being a “reportable transaction” and has not otherwise engaged in any “listed transaction”(within the meaning of Treasury Regulation Section 1.6 011-4 of the Code).
          3.15. No Material Misstatements. No information, report, financial statement, agreement, documentary condition precedent, exhibit or schedule furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained as of the date of such statement any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of Holdings) and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being recognized that actual results are subject to uncertainties and contingencies which may be beyond the Borrower’s control).
          3.16. Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. Neither the Borrower nor any of its ERISA Affiliates has nor has ever sponsored, maintained, contributed to or had any obligation or liability with respect to any Plan subject to Title IV of ERISA, nor does the Borrower nor any ERISA Affiliate have any present intention to sponsor, maintain, contribute or have any obligation or liability with respect to any Plan subject to Title IV of ERISA.
          3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors incurring material Environmental Liabilities, each of Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors is and has been in compliance with any Environmental Law, which compliance includes obtaining, maintaining and complying with any permit, license or other approval required under any Environmental Law for any of their operations.
          (b) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors incurring material Environmental Liabilities (i) none of Holdings, the Borrower or any Subsidiary or any of the Affiliated Guarantors has contractually assumed any Environmental Liability of any Person, (ii) has received, or to the actual knowledge of Holdings, the Borrower and the Affiliated Guarantors, anticipates receiving, written notice of any claim, order, agreement, or investigation with respect to any Environmental Liability or (iii) knows of any basis for any claim with respect to any Environmental Liability against or with respect to Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor.
          (c) No Lien under Environmental Laws has attached to any real property, and to the knowledge of Holdings, the Borrower and the Affiliated Guarantors, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such real property.
          (d) Except as disclosed on Schedule 3.17, neither the filing of the Chapter 11 Cases nor the consummation of the transaction contemplated under this Agreement require the consent of or filing with any Governmental Authority under Environmental Law, and, except as disclosed on Schedule 3.17, none of the real property assets are located in New Jersey, Indiana, or Connecticut.
          (e) Each of Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors has made available to Lender copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liability and has provided to Lender copies of all material environmental reports, including any “Phase I environmental site assessments”, relating to any real property, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.
          (f) None of the items disclosed on any part of Schedule 3.17, together with all other conditions that might give rise to Environmental Liabilities, would reasonably be expected to result in Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors incurring such liabilities in excess of $5,000,000 in the aggregate.
          3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower, the Affiliated Guarantors and the Subsidiaries or by Columbia Sussex for the Borrower, the Subsidiaries and the Affiliated Guarantors as of the Closing Date. As of such date, all premiums have been duly paid to the extent due. The Borrower, the Subsidiaries and the Affiliated Guarantors have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

          3.19. Security Documents. The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto and to the extent set forth in the Orders, will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (or in the case of the Liens granted by Tropicana Las Vegas and its Subsidiaries a junior priority subject only to the Existing Las Vegas Liens (and other Liens to which the Existing Las Vegas Liens are subject or which are permitted to exist)) security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) (or certificates or notes, as applicable, presenting such Pledged Collateral) and the proceeds thereof except as enforceability may be limited by applicable Gaming Laws (including licensing, qualification and suitability approvals required by any Gaming Authority) and the Lien created under Guarantee and Collateral Agreement shall (subject to the further requirements of relevant Gaming Authorities) constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person (except with respect to (A) post petition Liens expressly permitted under Section 6.02, (B) the Carve-Out and (C) Liens having priority by operation of law, (D) the Existing Las Vegas Liens and existing Liens or other Liens permitted to exist senior thereto).
          3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower, the Subsidiaries and the Affiliated Guarantors and the addresses thereof. The Borrower, the Subsidiaries and the Affiliated Guarantors own in fee all the real property set forth on Schedule 3.20(a).
          (b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower, the Subsidiaries and the Affiliated Guarantors and the addresses thereof. The Borrower, the Subsidiaries and the Affiliated Guarantors have valid leases in all the real property set forth on Schedule 3.20(b), except as noted thereon.
          (c) Schedule 3.20(c) lists completely and correctly as of the Closing Date all owned or leased ships and vessels (to the extent not listed on Schedules 3.20(a) or 3.20(b)) of the Borrower, the Subsidiaries and the Affiliated Guarantors and the location thereof. The Borrower, the Subsidiaries and the Affiliated Guarantors own in fee or have valid leases on the properties set forth on Schedule 3.20(c).
          3.21. Labor Matters. As of the date hereof and the Closing Date, there are no strikes or lockouts against Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor pending or, to the actual knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters that would reasonably be expected to have a Material Adverse Effect. All payments due from Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor on account of wages and employee health and welfare insurance and other benefits that would reasonably be expected to have a Material Adverse Effect if not paid, have been paid or accrued as a liability on the books of Holdings, the Borrower, such Subsidiary or such Affiliated Guarantor.
          3.22. Sanctioned Persons. Patriot Act. (a) (i) The Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person in violation of the U.S. sanctions administered by the Office of

Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and (ii) none of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, nor any director, officer, senior manager or Affiliate of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is (A) a Person included in the Specially Designated Nationals and Blocked Persons List, as published from time to time by OFAC, or (B) currently subject to any U.S. sanctions administered by OFAC; provided, however, that the scope of this representation and warranty is limited to published U.S. regulatory requirements as at the date such representation is given.
          (b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          3.23. Casino Leases. As of the Closing Date and except as set forth in Schedule 3.23 and subject to the Orders and the LandCo Cash Collateral Order, giving effect to the Loans made on the Closing Date and the execution of the Loan Documents, in the opinion of the Borrower and Holdings, no default on behalf of Holdings, the Borrower or the Subsidiaries exists under any of the Casino Leases which, taking into account the pendency of the Chapter 11 Cases, entitles the landlords thereunder to immediately terminate the same, including without limitation, as a result of the granting of a leasehold deed of trust or leasehold mortgage to the Administrative Agent.
          3.24. Reorganization Matters. (a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and proper notice of the hearings to consider entry of the Interim Order has been given and proper notice of the hearing to consider entry of the Final Order will be given.
          (b) After the entry of the Interim Order and the Final Order, as applicable, the Obligations will constitute allowed administrative expense claims in each of the Chapter 11 Cases (other than Chapter 11 Cases relating to the LandCo Subsidiaries) having priority over all administrative expense claims and unsecured claims against Borrower and each of the Guarantors now existing or hereafter arising, of any kind whatsoever, to the extent provided and as more fully set forth in the Interim Order and the Final Order.
          (c) The Interim Order (with respect to the Interim Period) or the Final Order (with respect to the period following the Interim Period), as the case may be, is in full force and effect and has not been reversed, stayed, modified, varied or amended without the consent of the Required Lenders.
          (d) After the entry of the Interim Order (with respect to the Interim Period) or the Final Order (with respect to the period following the Interim Period), notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, the Agents and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder and under the other Loan Documents, without further application to or order by the Bankruptcy Court, as more fully set forth in and subject to the Interim Order and the Final Order.
ARTICLE IV
Conditions of Lending
The obligations of the Lenders to make Loans and of the Administrative Agent to procure the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions:
          4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):
          (a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Administrative Agent shall have received an Issuance Notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23.
          (b) The representations and warranties set forth in ARTICLE III and in each other Loan Document shall be true and correct in all respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (c) At the time of and immediately after such Credit Event, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Event that would constitute a Default or an Event of Default.
          (d) In case of an issuance, amendment, extension or renewal of Letter of Credit, after such issuance, amendment, extension or renewal, the L/C Usage shall not exceed the L/C Sublimit.
          (e) Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in Sections 2.04, 4.01(b) and 4.01(c).
          (f) With respect to any Credit Event (i) during the Interim Period, the aggregate amount of Loans being made available shall not exceed the Interim Sublimit and (ii) following the Interim Period, the Bankruptcy Court shall have entered the Final Order by no later than 30 days (which date may be extended for up to an additional 15 days in the sole discretion of the Administrative Agent) after the Petition Date, in form and substance satisfactory to Administrative Agent (A) authorizing and approving the Credit Facilities, the Loan Documents and the transactions contemplated hereby and by the other Loan Documents, including, without limitation, the granting of the superpriority status, security interests and liens, and the payment of all fees, referred to herein, in any other Loan Document and in the Fee Letter and (B) lifting the automatic stay to permit the Loan Parties to perform their obligations and the Agents and the Lenders to exercise their rights and remedies with respect to the Credit Facilities, this Agreement and the other Loan Documents, which Final Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of Administrative Agent and Required Lenders. All orders entered by the Bankruptcy Court (other than the orders entered by the Bankruptcy Court under the Chapter 11 Cases relating to the LandCo Subsidiaries) pertaining to cash management, cash collateral and adequate protection shall and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith shall be in form and substance reasonably satisfactory to Administrative Agent. The administrative agent under the Existing Senior Credit Agreement and the lenders thereunder shall not have objected to the entry of the Final Order (or if they have objected, shall have agreed to withdraw such objection); and pursuant to the terms of the Final Order, the automatic stay shall have been modified to permit the creation and perfection of the Secured Parties’ Liens and security interests and shall have been automatically vacated to permit enforcement of Secured Parties’ rights and remedies under this Agreement and the other Loan Documents.
          4.02. First Credit Event. On the Closing Date:
          (a) Orders and Other Bankruptcy Court Filings; First Day Orders; Automatic Stay. (i) The Bankruptcy Court shall have entered the Interim Order by no later than 5 days after the Petition Date, in form and substance satisfactory to Administrative Agent and Collateral Agent (A) authorizing and approving the Credit Facilities, the Loan Documents and the transactions contemplated hereby and by the other Loan Documents, including, without limitation, the granting of the superpriority status, security interests and liens, and the payment of all fees, referred to herein, in any other Loan Document and in the Fee Letter and (B) lifting the automatic stay to permit the Loan Parties to perform their obligations and the Agents and the Lenders to exercise their rights and remedies with respect to the Credit Facilities, this Agreement and the other Loan Documents, which Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of Administrative Agent and Required Lenders. All orders entered by the Bankruptcy Court pertaining to cash management and adequate protection and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith shall be in form and substance satisfactory to Administrative Agent in its sole discretion. The administrative agent under the Existing Senior Credit Agreement and the lenders thereunder shall not have objected to the entry of the Interim Order (or if they have objected, shall have agreed to withdraw such objection).
               (ii) All First Day Orders related to cash management and the LandCo Cash Collateral Order entered in the Chapter 11 Cases shall be in form, scope and substance reasonably satisfactory to Administrative Agent.
          (b) All material legal matters incident to the Loan Documents shall be reasonably satisfactory to the Lenders and to the Administrative Agent.
          (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.
          (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the provisions of Sections 2.04, 4.01(b) and 4.01(c).
          (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, (or be reasonably satisfied that all Fees and other amounts due and payable will be paid on the Closing Date from the proceeds of the Loans), including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
          (f) Subject to Section 5.16, the Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest on the Closing Date in the Collateral of the type and priority described in the Security Documents and the Orders (but subject to such Liens permitted under Section 6.02).
          (g) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.
          (h) The Lenders shall have received (i) the financial statements and opinion referred to in Section 3.05 and (ii) the Projections in form and substance reasonably satisfactory to it.
          (i) The Administrative Agent shall have received a certificate in form and substance satisfactory to it, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming that the Consolidated EBITDA of Holdings, the Borrower, the Affiliated Guarantors and their Subsidiaries, for the last twelve month period ending on March 31, 2008, calculated on a pro forma basis is at least $85,000,000.

          (j) The Administrative Agent shall have received copies of (i) the Casino Services Agreements, (ii) the Services Agreements and (iii) the Negative Pledge Agreements.
          (k) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
          (l) All applications, motions and other documents filed in connection with the Credit Facilities and all First Day Orders shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
          (m) The Administrative Agent shall have received from Holdings a Cash Flow Forecast, in form and substance reasonably acceptable to, and approved by, the Administrative Agent in its reasonable discretion.
ARTICLE V
Affirmative Covenants
          Each of Holdings, the Borrower (other than with respect to Section 5.18) and each of the Affiliated Guarantors (with respect to Sections 5.14, and 5.18 and as to other matters within its control) covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired (or have been Cash Collateralized in a manner satisfactory to the Administrative Agent) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will and each of Holdings and the Borrower will cause each of the Subsidiaries (other than the LandCo Subsidiaries) to:
          5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business as a Permitted Business; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Gaming Authorities or Governmental Authority, whether now in effect or hereafter enacted; and except as permitted under Section 6.04, at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

          5.02. Insurance. (a) Keep its insurable Mortgaged Properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
          (b) Promptly following the Administrative Agent’s request, cause all such policies covering any Collateral (except public liability, third party, product liability and business interruption) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and, to the extent customarily available at a commercially reasonable cost, to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver certificates of each such policies (and if requested, certified copies of all such policies) to the Collateral Agent; cause each such policy, to the extent customarily available at a commercially reasonable cost, to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
          (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.
          (d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $25,000,000, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.
          (e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
          (f) Use commercially reasonable efforts to obtain an endorsement for the benefit of the Lenders with respect to the title or other insurance policy issued to Tropicana Casinos (or any of its affiliates) with respect to the lease of MontBleu Hotel and Casino (including with respect to any defaults thereunder) or, if such endorsement cannot be obtained without undue burden or expense, the implementation of arrangements reasonably satisfactory to the Administrative Agent with respect to the maintenance of such policy, the agreement on the part of the insured thereunder to enforce its rights thereunder and the use of any proceeds therefrom (which may include the prepayment of Term Loans).
          5.03. Payment of Post-petition obligations and Taxes. Pay its Indebtedness and other obligations that arise after the Petition Date promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes (other than Taxes relating to pre-petition periods), assessments and governmental charges or levies imposed after the Petition Date upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be diligently contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.
          5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall promptly furnish to each Lender:
          (a) within 120 days after the end of each fiscal year, its consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries and the Affiliated Guarantors as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries and the Affiliated Guarantors during such year (including a schedule setting forth, on a property by property basis, the income statement, balance sheet and cash flow statements for each of the hotel, casino and resort properties owned or leased by the Borrower, the Subsidiaries or the Affiliated Guarantors), together with comparative figures for the immediately preceding fiscal year, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower, its consolidated Subsidiaries and the

Affiliated Guarantors, on a consolidated and consolidating basis or Columbia Sussex and its subsidiaries on a consolidated basis, as applicable, in accordance with GAAP consistently applied;
          (b) within 45 days after the end of each fiscal quarter of each fiscal year (or 60 days, in the case of the fiscal quarter ending June 30, 2008), its consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries and the Affiliated Guarantors as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries and such Affiliated Guarantors during such fiscal quarter and the then elapsed portion of the fiscal year, together with comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the Financial Officers of the Borrower, as fairly presenting the financial condition and results of operations of the Borrower, its consolidated Subsidiaries and the Affiliated Guarantors, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
          (c) concurrently with any delivery of financial statements or Approved Cash Flow Forecast under Section 5.04(a), 5.04(b) and 5.04(d)(i), a certificate of the accounting firm (in the case of Section 5.04(a)) (to the extent that the accounting firm is willing to provide such certificate in accordance with its customary business practice) or Financial Officer (in the case of Section 5.04(b) and 5.04(d)) opining on or certifying such statements or Approved Cash Flow Forecast (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) in the cases of the certificates delivered with respect to Sections 5.04(a) and 5.04(b) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.09, 6.10 and 6.11;
          (d) (i) as soon as available and in any event at least one week prior to the commencement of each month, a revised Cash Flow Forecast, (A) setting forth in comparative form the actual cash receipts and cash disbursements for the prior week and the variance from the projections in the Cash Flow Forecast for such prior week, (B) a reasonably detailed oral or written explanation of any such variance and, after 60 days after the Closing Date, a reasonably detailed written explanation of any such variance, and (C) setting forth the cash flow forecast for an additional week; provided that the Cash Flow Forecasts delivered pursuant to clause 5.04(d)(i) shall be in substance reasonably satisfactory to, and approved by, the Administrative Agent in its reasonable discretion (an “Approved Cash Flow Forecast”); provided further, that the Borrower shall use reasonable efforts to prepare the financial statements referred to in clause (b) of the definition of “Cash Flow Forecast” on a consolidating basis and to include such consolidating forecasts in the revised Cash Flow Forecasts which are to be delivered under this Section 5.04(d) as soon as possible and in any event from the date which is 70 days following the Closing Date (or such other later date agreed to by the Administrative Agent) and (ii) on or prior to the Thursday of each week (or if such day is not a Business Day, Friday of such week, or if neither Thursday or Friday is a Business Day, Wednesday of such week), an updated Cash Flow Forecast for the succeeding 13-week period;
          (e) within 90 days after the beginning of each fiscal year of the Borrower, a consolidated projection for such fiscal year (showing revenue, EBITDA, capital expenditures for maintenance and capital expenditures for expansion, each for such period and on a per property basis) and, promptly when available, any significant revisions of such projections;
          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;
          (g) promptly after the receipt thereof by Holdings, the Borrower, the Affiliated Guarantors or any of their respective Subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants relating to any deficiency or weakness in accounting practices or in reported results of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor and the management’s response thereto to the extent such accountants are willing to provide such letters;
          (h) promptly after request by the Administrative Agent, to the extent not prohibited by applicable law or regulation, copies of the Nevada “Regulation 6.090 Report” and “6-A Report” (until the effective date of the repeal of Regulation 6-A), copies of any other report required by any Gaming Authority, and copies of any written communication to Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors from any Gaming Authority advising it of a violation of, or non-compliance with, any Gaming Law by Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors where such violation or non-compliance could reasonably be expected to result in fines in excess of $100,000 or a License Revocation;
          (i) promptly after the request by the Administrative Agent on its own behalf or on behalf of any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
          (j) in the event that the Borrower or any of its ERISA Affiliates intend to establish, sponsor, maintain or contribute or have any obligation or liability with respect to any Plan subject to Title IV of ERISA, Borrower shall promptly, and in any event within 10 Business Days prior to establishing, maintaining or contributing, as applicable, to such Plan, inform the Administrative Agent of such intention. Neither the Borrower nor any of its ERISA Affiliates will establish, sponsor, maintain or contribute to any Plan that would result in any obligation or liability that would result in, or could reasonably be expected to result in, a Material Adverse Effect;
          (k) promptly following any request by the Administrative Agent on its own behalf or on behalf of a Lender, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k)(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Borrower or its ERISA Affiliates shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

          (l) promptly, from time to time, after reasonable notice is given, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, or compliance with the terms of any Loan Document, as the Administrative Agent may request on its own behalf or on behalf of any Lender.
          5.05. Litigation and Other Notices. Furnish to the Administrative Agent (who shall promptly notify the Lenders) prompt written notice after obtaining knowledge thereof of the following:
          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
          (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, the Subsidiaries and the Affiliated Guarantors in an aggregate amount exceeding $10,000,000;
          (d) any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and
          (e) any notice of change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facilities.
          5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral secured by it under any Security Document. Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
          (b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent upon its reasonable request a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered pursuant to Section 5.14(i) or the date of the most recent certificate delivered pursuant to this Section 5.06.

          5.07. Reorganization Matters. (a) The Borrower will submit to the Administrative Agent all pleadings, motions, applications and judicial information, in each case filed by or on behalf of the Borrower or any Guarantor with the Bankruptcy Court or provided by or to the Trustee (or any information officer, examiner or interim receiver, if any, appointed in any Chapter 11 Case) or any Committee, at the time such document is filed with the Bankruptcy Court, or provided by or, to the Trustee (or any information officer, monitor or interim receiver, if any, appointed in any Chapter 11 Case) or any Committee.
          (b) The Loan Parties will use their best efforts to obtain the approval of the Bankruptcy Court of this Agreement and the other Loan Documents.
          5.08. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Subject to any applicable Gaming Laws, each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent on its own behalf or on behalf of any Lender (being an accountant, auditor, attorney, valuer or other professional adviser of the Administrative Agent or such Lender), during normal business hours and upon reasonable notice, to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested (but in no event more than twice annually unless a Default or Event of Default shall have occurred and be continuing) and to make extracts from and copies of such financial records, and permit any such representatives designated by the Administrative Agent (on behalf of itself or any Lender) to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.
          (b) In the case of Holdings and the Borrower, at the request of the Administrative Agent, use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P or Moody’s, or both.
          5.09. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in Section 2.04.
          5.10. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code, solely as it relates to Plans, and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings, the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings, the Borrower or any ERISA Affiliate in an aggregate amount exceeding $10,000,000, a statement of a Financial Officer of Holdings or the Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or the Borrower proposes to take with respect thereto.
          5.11. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any required remedial action in material compliance with Environmental Laws; provided, however, that none of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor shall be required to undertake any such remedial action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
          5.12. Environmental Reporting. (a) Borrower, any Subsidiary or any Affiliated Guarantor shall give Lender prompt notice (containing reasonable detail) upon obtaining knowledge of any matter that would reasonably be expected to result in the Borrower, any Subsidiary or any Affiliated Guarantor incurring Environmental Liabilities in excess of $1,000,000 in the aggregate, and (b) if (i) notice is provided to Lender under Section 5.12(a), or (ii) a breach of Section 3.16 or Section 5.11 shall have occurred and be continuing for more than 30 days without Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor commencing activities reasonably likely to cure such breach, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such notice or request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such notice or request prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such notice or breach.
          5.13. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.16 or Section 5.11 shall have occurred and be continuing for more than 30 days without Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.
          5.14. Further Assurances. Take the following actions:
          (a) The Borrower shall execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages, ship mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and the Subsidiary Guarantors (including real and other properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages (including ship mortgages and vessel security agreements), deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower and the Affiliated Guarantors agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower and each of the Affiliated Guarantors will give prompt notice to the Administrative Agent of the acquisition by it and, in the case of the Borrower, including the acquisition by any of the subsidiaries, of any real property (or any interest in real property) or gaming vessel (or any interest in any gaming vessel) having a value in excess of $2,500,000.
          (b) Upon the formation by any of the Loan Parties of any subsidiary, the Borrower or such Affiliated Guarantor, where relevant, shall cause the Person so acquired or formed (each an “Additional Guarantor”), as the case may be to become a Subsidiary Guarantor of the Obligations. Such Additional Guarantor shall become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, (i) such Additional Guarantor shall execute and deliver such agreements and documents as the Administrative Agent, Collateral Agent or the Required Lenders may reasonably request to grant a first priority perfected Lien in respect of substantially all of its real and personal property in favor of the Collateral Agent and the Lenders, and (ii) the Loan Parties owning equity interests in such Additional Guarantor shall pledge all such equity interests in such Additional Guarantor (subject to any necessary Gaming Authority approval, which Holdings and the Borrower agree to use their best efforts to obtain). If any such Additional Guarantor is a debtor in a case under Chapter 11 of the Bankruptcy Code, the Borrower shall obtain an order of the Bankruptcy Court confirming in such Additional Guarantor’s Chapter 11 Case extension of the terms of the Orders to such Additional Guarantor as a debtor and a debtor in possession.
          (c) If Evansville ceases to be an Excluded Subsidiary (except as a result of the consummation of the Evansville Sale), the Borrower shall execute promptly, or cause that its relevant subsidiary will execute promptly, any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to (i) pledge the Equity Interest the relevant Loan Parties hold in Evansville in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) procure that Evansville becomes an Additional Guarantor under the Loan Documents, grants a Lien on all its assets in favor of the Collateral Agent for the benefit of the Secured Parties and more generally complies with the requirements of this Section 5.14 applicable to it, in each case subject to Gaming Authority approval.
          (d) If Vicksburg ceases to be an Excluded Subsidiary (except as a result of the consummation of the Vicksburg Sale), the Borrower shall execute promptly, or cause that its relevant subsidiary will execute promptly, any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to cause Vicksburg to become an Affiliated Guarantor under the Loan Documents, grant a Lien on all its assets in favor of the Collateral Agent for the benefit of the Secured Parties and more generally complies with the requirements of this Section 5.14 applicable to it, in each case subject to Gaming Authority approval.
          (e) If either of Adamar or Manchester Mall ceases to be an Excluded Subsidiary or if the Atlantic City Conservatorship Arrangements cease to be in full force and effect (except as a result of the consummation of the Atlantic City Facility Sale), the Borrower shall execute promptly, or cause that its relevant subsidiary will execute promptly, any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to (i) pledge the Equity Interests the relevant Loan Parties hold in Adamar and Manchester Mall in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) grant a Lien on the Excluded Collateral the relevant Loan Parties own in favor of the Collateral Agent for the benefit of the Secured Parties, (iii) cause that each of Adamar and Manchester Mall to become an Additional Guarantor under the Loan Documents, grant a Lien on all its assets in favor of the Collateral Agent for the benefit of the Secured Parties and more generally complies with the requirements of this Section 5.14 applicable to it, in each case subject to Gaming Authority approval.
          (f) If any of the Louisiana Entities ceases to be an Excluded Subsidiary, the Borrower shall execute promptly, or cause its relevant subsidiary to execute promptly, any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to (i) pledge the Equity Interest the relevant Loan Parties held in such Louisiana Subsidiary in favor of the Collateral Agent for the benefit of the Secured Parties, and (ii) cause such Louisiana Subsidiary to become an Additional Guarantor under the Loan Documents, to grant a Lien on all its assets in favor of the Collateral Agent for the benefit of the Secured Parties and to comply with the requirements of this Section 5.14 applicable to it.
          (g) Promptly following the Administrative Agent’s reasonable request, subject to Gaming Authority approval to the extent required, the Borrower shall execute, or shall cause its relevant subsidiaries to execute, the Pledge Agreements and any and all further related documents and take all further related action that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may request in their sole discretion, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.
          (h) Promptly following the Administrative Agent’s reasonable request, subject to Gaming Authority approval to the extent required, execute Ship Mortgages, Vessel Security Agreements any and all further related documents and take all further related action that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may request in their sole discretion, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents, in each case subject to Gaming Authority approval.

          (i) Promptly following the Closing Date and in any event before the date of the Final Order, the Borrower shall:
               (i) deliver to the Administrative Agent a Perfection Certificate with respect to the Loan Parties duly executed by a Responsible Officer of Holdings and the Borrower;
               (ii) provide a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured; and
               (iii) provide to the Administrative Agent, on behalf of itself and the Lenders, a reasonably satisfactory written opinion of Kirkland & Ellis LLP, counsel for Holdings and the Borrower (A) addressed to the Administrative Agent and the Lenders and (B) covering certain matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and Holdings and the Borrower hereby request such counsel to deliver such opinion.
          5.15. Tropicana Las Vegas Dividends. In the event Tropicana Las Vegas or any of its subsidiaries makes any dividend or other distribution (whether in cash, securities or other property) to Tropicana Las Vegas Intermediate Holdings or any of its direct or indirect parent companies that is not a Subsidiary Guarantor, cause such amounts so received to be distributed to Aztar or to another Subsidiary Guarantor.
          5.16. Approvals to Security Documents. In the event that Holdings and the Borrower have not obtained all required approvals of all relevant Gaming Authorities to the Security Documents prior to the Closing Date (or, if applicable, at such date on which a Subsidiary becomes a Guarantor or grants a Lien under the Security Documents), Holdings and the Borrower shall use commercially reasonable efforts to promptly obtain, and shall in any event receive, such approvals within 120 days (which date may be extended for up to an additional 30 days in the sole discretion of the Administrative Agent) following the Closing Date (or, if applicable, at such date on which a Subsidiary becomes a Guarantor or grants a Lien under the Security Documents) or such later date as the Administrative Agent shall determine in its reasonable discretion. The Administrative Agent and the Lenders acknowledge that all such approvals are within the discretion of the relevant Gaming Authorities and agree that no pledge of, nor restriction upon the hypothecation or transfer of, the equity securities of Holdings, the Borrower, the Affiliated Guarantors or any of their respective subsidiaries which are Nevada, New Jersey, Mississippi, Louisiana or Indiana gaming licensees may be effective unless and until Holdings, the Borrower or the Affiliated Guarantors, as applicable, has made all necessary applications to and procure all necessary consents, approvals and favorable rulings of the Nevada Gaming Commission, the NJ Commission, the Indiana Gaming Board, the Mississippi Gaming Commission, the Louisiana Gaming Control Board and any other relevant Gaming Authorities, as applicable. The Administrative Agent and the Lenders also acknowledge that further proceedings may be required for the Administrative Agent and the Lenders to exercise any remedies set forth in any Security Documents.
          5.17. Horizon and MontBleu Estoppels. Use reasonable efforts, where commercially practicable, to obtain upon the Administrative Agent’s reasonable request, the Horizon Estoppel Certificate and the MontBleu Estoppel Certificate.

          5.18. Affiliated Guarantor Distributions. In the case of each Affiliated Guarantor, transfer (as a subordinated loan or otherwise) to the Borrower or any Subsidiary Guarantor (other than to another Affiliated Guarantor) an amount in cash equal to 50% of any excess cash flow (after excluding all cash amounts expected to be required to operate the business of such Affiliated Guarantor) of such Affiliated Guarantor determined on an annual basis beginning with the year ended December 31, 2008. Such subordinated loans or other transfers shall be made within 90 days of the applicable fiscal year and to the extent not previously made.
          5.19. Financial Advisor. (a) The Borrower shall maintain the retention of Lazard (or any other investment bank or financial advisor of similar standing appointed within 30 days of the termination of Lazard’s (or the previous financial advisor’s) retention) on terms similar to the terms in effect on the Closing Date or otherwise reasonably acceptable to the Administrative Agent and the Lenders to advise the Borrower on all relevant reorganization matters and matters relating to the implementation of the Atlantic City Facility Sale, the Evansville Sale and the Vicksburg Sale.
          (b) The Borrower shall maintain the retention of AlixPartners, LLP (or any other investment bank or financial advisor of similar standing appointed within 30 days of the termination of AlixPartners, LLP’ (or the previous restructuring advisor’s) retention) as restructuring advisors on terms similar to the terms in effect on the Closing Date or otherwise reasonably acceptable to the Administrative Agent and the Lenders.
          (c) The Lenders shall have the right at any time to appoint and retain at Borrower’s expense a financial advisor satisfactory to Lenders in connection with this Agreement and the other Loan Documents, which financial advisor shall be permitted to exercise the rights of the Secured Parties under Sections 5.06 and 5.08, and the reasonable documented fees and expenses of which shall be payable by Borrower in accordance with Section 9.05.
          5.20. Atlantic City Facility Sale, Evansville Sale, Vicksburg Sale. Holdings and the other Loan Parties shall (a) expeditiously implement the Atlantic City Facility Sale (to the extent applicable) and will not take, or omit to take, any actions that could delay or prevent the implementation of the Atlantic City Facility Sale or the Atlantic City Conservatorship Arrangements (it being agreed and understood that (A) the Loan Parties have appealed certain orders of the NJ Commission, which, if successful, will terminate the obligations of the Loan Parties to proceed with the Atlantic City Facility Sale, and (B) the Loan Parties reserve the right to object to, or take any other actions with respect to, any Atlantic City Facility Sale if it is not in the best interest of its creditors; provided that if such objection relates solely to the consideration to be received in connection with such sale, such objection shall only be made if such consideration is substantially below the fair market value of such assets in its reasonable judgment), (b) report to the Administrative Agent at least once a week on the progress of execution of the Atlantic City Facility Sale, (c) report to the Administrative Agent promptly following learning of any material development with respect to the Atlantic City Facility Sale, the Evansville Sale, the Vicksburg Sale or any other Asset Sale and (d) ensure that each of the milestone requirements set forth in Schedule 5.20 with respect to the Atlantic City Facility Sale is met by the applicable dates set forth therein.
          5.21. Minimum Drawing Requirement. The Term Loans shall be in a minimum principal outstanding amount of $20,000,000 for a three month period commencing on the first Business Day after the Interim Period.

ARTICLE VI
Negative Covenants
          Each of Holdings, the Borrower and, as to matters within their respective control, the Affiliated Guarantors, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired (or have been Cash Collateralized in a manner satisfactory to the Administrative Agent) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will not, and, in the case of Holdings and the Borrower, it will not cause or permit any of the Subsidiaries (other than the LandCo Subsidiaries) to:
          6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness of Holdings, the Borrower and their respective subsidiaries existing on the Petition Date and set forth in Schedule 6.01;
          (b) Indebtedness created hereunder and under the other Loan Documents;
          (c) intercompany Indebtedness of the Borrower, the Subsidiaries and the Affiliated Guarantors to the extent permitted by Section 6.03(c);
          (d) Indebtedness under performance bonds or with respect to workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self insurance obligations, performance, bid and surety bonds and completion guaranties in each case incurred in the ordinary course of business;
          (e) Indebtedness incurred by the Borrower, the Subsidiaries or the Affiliated Guarantors with respect to Hedge Agreements in the ordinary course of business and not for speculative purposes;
          (f) (i) Indebtedness incurred by the Borrower, the Subsidiaries or the Affiliated Guarantors in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case, other than Indebtedness for borrowed money and (ii) Indebtedness arising from the honoring of a check or draft drawn against insufficient funds;
          (g) guarantees and any other contingent obligations of the Borrower, the Subsidiaries and the Affiliated Guarantors in respect of Indebtedness otherwise permitted hereunder (both before or after any liability associated therewith becomes fixed); and
          (h) other Indebtedness of the Borrower, the Subsidiaries (other than Tropicana Las Vegas and its Subsidiaries) and the Affiliated Guarantors (not listed in Sections 6.01(a) through 6.01(g)) in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.
          6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof (collectively referred to in this Section 6.02 as the “Assets”), except:
          (a) Liens on Assets of the Borrower, the Subsidiaries and the Affiliated Guarantors existing on the Petition Date and set forth in Schedule 6.02 (or to the extent not listed in Schedule 6.02, where the fair market value of the Assets to which such Lien attaches is less than $5,000,000); provided that such Liens shall secure only those obligations which they secure on the Petition Date (together with any adequate protection obligations as set forth in the Orders);
          (b) any Lien created under the Loan Documents (including L/C Cash Collateral not in excess of $10,000,000) and Liens or claims granted pursuant to the Orders;
          (c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;
          (d) landlord’s, banks’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (or imposed by law) and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;
          (e) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
          (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (g) zoning restrictions, easements, encroachments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the Assets subject thereto or interfere with the ordinary conduct of the business of the Borrower, any of its Subsidiaries or any of the Affiliated Guarantors;
          (h) Liens securing Indebtedness permitted under Section 6.01(h); provided, that (i) such Liens secures Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets or Capital Lease Obligations and Synthetic Lease Obligations, (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or completion of construction or improvement) and (iv) such security interests do not apply to any property or assets of the Borrower, any Subsidiary or any Affiliated Guarantor other than the fixed or capital assets which are acquired, constructed or improved;
          (i) any interest or title of a lessor or sublessor under any lease of real estate entered into by the Borrower, any Subsidiary or any Affiliated Guarantor in the ordinary course of business;

          (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;
          (k) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
          (l) Liens solely on cash earnest money deposits made by the Borrower, any Subsidiary or any Affiliated Guarantor in connection with a letter of intent or purchase agreement permitted hereunder;
          (m) purported Liens evidenced by precautionary Uniform Commercial Code financing statements filed in the ordinary course of business;
          (n) licenses of patents, trademarks and other intellectual property rights granted by the Borrower, the Subsidiaries or the Affiliated Guarantors in the ordinary course of business;
          (o) Liens arising out of consignment or similar arrangements for the sale by the Borrower, the Subsidiaries or the Affiliated Guarantors of goods through third parties in the ordinary course of business; and
          (p) Liens arising out of judgments or awards which do not result in a Default or Event of Default.
          This Section 6.02 shall not be construed as a restriction upon the hypothecation or transfer of the equity securities of any gaming licensee unless and until all required approvals of relevant Gaming Authorities have been obtained.
          6.03. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other Person, except:
          (a) investments by Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors existing on the Petition Date in the Equity Interests of the Borrower and the Guarantors;
          (b) Permitted Investments;
          (c) loans or advances made (i) among the Borrowers and the Subsidiary Guarantors and (ii) by any Subsidiary that is not a Guarantor to the Borrower or any of its Subsidiaries, in each case subject to the provisions of Section 6.17;
          (d) investments received in connection with trade credit or notes receivable and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (e) deposits, prepayments and other credits to suppliers made in the ordinary course of business;

          (f) each Loan Party may make investments arising out of the receipt by such party of non-cash consideration for any Asset Sale permitted hereunder;
          (g) guarantees and any other contingent obligations permitted under Section 6.01(g);
          (h) investments consisting of Capital Expenditures permitted under Section 6.09; and
          (i) the Borrower and the Subsidiary Guarantors may make investments in community development projects to the extent required by any Governmental Authority (including the Casino Reinvestment Development Authority).
          6.04. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary or any Affiliated Guarantor, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that (i) the Borrower, any Subsidiary and any Affiliated Guarantor may purchase and sell or swap inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (w) any wholly owned Subsidiary Guarantor may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (x) any wholly owned Subsidiary Guarantor may merge into or consolidate with any other wholly owned Subsidiary Guarantor in a transaction in which the surviving entity is a wholly owned Subsidiary Guarantor and no Person other than the Borrower, a wholly owned Subsidiary Guarantor receives any consideration, (y) any Affiliated Guarantor may merge into or consolidate with any other Affiliated Guarantor in a transaction in which the surviving entity is an Affiliated Guarantor and no Person other than the Borrower, a wholly owned Subsidiary Guarantor or an Affiliated receives any consideration and (y) any Loan Party may purchase, lease or otherwise acquire all or substantially all of the assets of any other Loan Party or sell, transfer, lease or dispose of all or substantially all of its assets to any other Loan Party.
          (b) Other than in the case of (A) mergers effected pursuant to Section 6.04(a)(ii) and (B) any Excluded Asset Sales, (x), make any Asset Sale otherwise permitted under Section 6.04(a) unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) (I) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this Section 6.04(b) (other than Asset Sales by any LandCo Subsidiary) shall not exceed $5,000,000 in the aggregate or (II) if such Asset Sale is effected by any LandCo Subsidiary, the Net Cash Proceeds resulting therefrom are applied in accordance with the Orders, the Existing Las Vegas Credit Agreement and the provisions of Section 2.14(a), if applicable; provided that the foregoing restrictions of clauses (i) and (ii) of this Section 6.04(b) shall not apply to transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority that has condemned such property.

          This Section 6.04 shall not be construed as a restriction upon the hypothecation or transfer of the equity securities of any gaming licensee unless and until all required approvals of relevant Gaming Authorities have been obtained.
          6.05. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors may make Restricted Payments in the form of distributions payable solely in the common stock or other common Equity Interests of such Person, (iii) CP Laughlin, Vicksburg and Jubilee may make Permitted Tax Distributions; provided, however, that all Restricted Payments made pursuant to this clause (iii) are used by the recipients thereof for the purposes specified herein within 60 days of the receipt thereof, (iv) the Borrower, any Subsidiary or any Affiliated Guarantor may repurchase or redeem common stock or other common Equity Interests of the Borrower, any Subsidiary or any Affiliated Guarantor to the extent required by any Gaming Authority to prevent a License Revocation or otherwise, (v) Greenville may make distributions to the minority holders of its Equity Interests to the extent required by its operating agreement as in effect on the Closing Date (or as amended in a manner approved by the Required Lenders) and (vi) Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors may make Restricted Payments to the extent provided in (and on the terms and subject to the conditions of) the Services Agreements and Casino Services Agreements (as such agreements exist on the date hereof).
          (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary or any Affiliated Guarantor to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, any Gaming Authority or by any Loan Document or an Indebtedness permitted under Section 6.01(a), (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale, provided that such restrictions and conditions apply only to the subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or effecting a refinancing of Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (E) clause (i) of the foregoing shall not apply to software and other Intellectual Property licenses pursuant to which a Loan Party or Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (F) clause (i) of the foregoing shall not apply to prohibitions and limitations in effect on the date hereof and listed on Schedule 6.05, (G) clause (i) of the foregoing shall not apply to customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures permitted hereby, (H) clause (i) of the foregoing shall not apply to customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (I) clause (i) of the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 6.04, (J) clause (i) of the foregoing shall not apply to any agreement in effect at the time any Person becomes a subsidiary of the Borrower or an Affiliated Guarantor, so long as such agreement was not entered into in contemplation of such Person becoming a subsidiary of the Borrower or an Affiliated Guarantor and (K) clause (i) of the foregoing shall not apply to any contractual obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject to the applicable contractual obligation.
          6.06. Transactions with Affiliates. Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (i) the Borrower, any Subsidiary or any Affiliated Guarantor may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower, such Subsidiary or such Affiliated Guarantor than could be obtained on an arm’s-length basis from unrelated third parties, (ii) Greenville may make the distributions permitted by Section 6.05(a)(v), (iii) the Borrower, any Subsidiary or any Affiliated Guarantor may enter any transaction contemplated by, and on the terms and subject to the conditions of, the Services Agreements (including with respect to employment arrangements to the extent contemplated therein) or the Casino Services Agreements (in each case, as such agreements exist on the date hereof), (iv) Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors may engage in the transactions expressly permitted by Section 6.05 and (v) the Borrower, any Subsidiary and any Affiliated Guarantor may provide reasonable indemnification rights and directors’ and officers’ liability insurance coverage to any of its or its subsidiaries’ directors and officers.
          6.07. Business of Holdings, Borrower, the Affiliated Guarantors and Subsidiaries. (a) With respect to Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of the Borrower and activities and liabilities incidental thereto, including its liabilities pursuant to the Guarantee and Collateral Agreement, the Pledge Agreements, and the Indebtedness permitted under Section 6.01(a); and
          (b) With respect to the Borrower, each Subsidiary and each Affiliated Guarantor, engage at any time in any business or business activity other than a Permitted Business.
          6.08. Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would be materially adverse to Holdings, the Borrower, any of the Subsidiaries, any of the Affiliated Guarantors or the Lenders or (ii) any material waiver, supplement, modification or amendment of (x) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, (y) an agreement set forth on Schedule 6.08(a) or (z) any lease between the Borrower or a Subsidiary Guarantor and an Affiliate of the Borrower or such Subsidiary Guarantor that has the effect of increasing the rental amounts payable thereunder, in each case, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

          (b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness outstanding on the Petition Date other than (A) payments of interest accruing thereon and permitted under the Chapter 11 Cases and (B) repayment of the Indebtedness incurred under the Existing Senior Credit Agreement solely with the Net Cash Proceeds arising from any Excluded Sale, (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.
          6.09. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower, the Subsidiaries and the Affiliated Guarantors, on a cumulative basis from the Closing Date through and including the date specified below, to exceed the amounts set forth below opposite such date:

Month ending on	Amount ($)
May 31, 2008	3,100,000
June 30, 2008	6,200,000
July 31, 2008	8,100,000
August 31, 2008	9,600,000
September 30, 2008	11,100,000
October 31, 2008	12,400,000
November 30, 2008	13,600,000
December 31, 2008	15,100,000
January 31, 2009	16,400,000
February 28, 2009	18,000,000
March 31, 2009	19,500,000
April 30, 2009	20,900,000
          6.10. Consolidated EBITDA. Permit Holdings’ Consolidated Adjusted EBITDA as at the end of any fiscal month (a) to be less than the amount set forth below in the second column opposite such month and (b) on a cumulative basis since the Closing Date, to be less than the amount set forth below in the third column opposite the last month in such period:

		Consolidated Adjusted
	Consolidated Adjusted	EBITDA
	EBITDA	(in $, on a cumulative basis
Month ending on	(in $, on a monthly basis)	since the Closing Date)
May 31, 2008	0.00	6,200,000
June 30, 2008	4,500,000	11,300,000
July 31, 2008	6,700,000	19,000,000

		Consolidated Adjusted
	Consolidated Adjusted	EBITDA
	EBITDA	(in $, on a cumulative basis
Month ending on	(in $, on a monthly basis)	since the Closing Date)
August 31, 2008	5,800,000	25,600,000
September 30, 2008	4,900,000	31,100,000
October 31, 2008	4,900,000	36,700,000
November 30, 2008	3,500,000	40,700,000
December 31, 2008	3,400,000	44,600,000
January 31, 2009	4,400,000	49,600,000
February 28, 2009	7,100,000	57,800,000
March 31, 2009	6,600,000	65,400,000
April 30, 2009	5,800,000	72,000,000
In the event any of Evansville, Vicksburg, Adamar or Manchester Mall ceases to be an Excluded Subsidiary, the Borrower and the Administrative Agent agree to negotiate in good faith with a view to agreeing to an amendment to Sections 6.09 and 6.10, which are necessary to provide the Lenders comparable protection to that evidenced by those Sections as at the Closing Date, and to provide the Loan Parties comparable cushion to that evidenced by those Sections as at the Closing Date; provided that, solely for the purpose of compliance with Sections 6.09 and 6.10, none of Evansville, Vicksburg, Adamar or Manchester Mall shall cease to be an Excluded Subsidiary unless the Administrative Agent is satisfied that Sections 6.09 and 6.10 have been amended in accordance with the principles set forth in this paragraph.
          6.11. Minimum Liquidity. Permit, at any time after the Interim Period, the sum of (a) all available cash held by any Loan Party in a deposit account (and excluding all cash held at any of its casinos), (b) all unrestricted Permitted Investments of the Loan Parties and (c) the aggregate unused amount of the Commitments in effect at such time, to be less than $7,000,000 in the aggregate.
          6.12. Fiscal Year. With respect to Holdings and the Borrower, change their fiscal year-end to a date other than December 31.
          6.13. Cash Flow Forecast. The aggregate amount of Disbursements incurred by Holdings, the Affiliated Guarantors and their respective Subsidiaries (other than the LandCo Subsidiaries) shall not exceed 115% (or 120% with respect to the Approved Cash Flow Forecasts delivered in May and June of 2008), of the cumulative amount of Disbursements set forth in the Approved Cash Flow Forecast for such period.
          6.14. Chapter 11 Claims. No Loan Party shall, nor shall any Loan Party permit any of the Subsidiaries to, agree to, incur, create, assume, suffer to exist or permit (a) any administrative expense, unsecured claim, or other superpriority claim or lien which is pari passu with or senior to the claims of the Secured Parties against the Loan Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out, the Existing Las Vegas Liens or as otherwise provided in the Orders or (b) any obligation to make or provide adequate protection (whether by the payment of cash or otherwise) other than as expressly set forth in the Orders, without the consent of Administrative Agent and Required Lenders.
          6.15. The Orders. No Loan Party shall, nor shall any Loan Party permit any of its subsidiaries to, make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to the Orders without the prior written consent of Administrative Agent and Required Lenders.
          6.16. Tax Status. No Loan Party shall, nor shall permit any of its subsidiaries, to elect to be treated as an entity taxable as a corporation for U.S. federal income tax purposes.
          6.17. Tropicana Las Vegas. Notwithstanding anything to the contrary in the Loan Documents, no Loan Party (other than the LandCo Subsidiaries) shall, nor shall permit any of its subsidiaries, to (a) incur, create, assume or permit to exist any Indebtedness from, (b) purchase or acquire any additional Equity Interests in, make or permit to exist any loans or advances (including the downstreaming of the proceeds of the Term Loans) to, or make or permit to exist any investments in or (c) merge into or consolidate with, purchase any asset from or sell any asset to, any LandCo Subsidiaries, except short term loans or advances or investments made in ordinary course of business, on arms’ length terms, consistent with past practices and not exceeding at any time $15,000,000 in the aggregate. Further notwithstanding anything to the contrary in the Loan Documents, the Borrower shall not permit any of the LandCo Subsidiaries to incur Indebtedness other than in the form of a working capital debtor-in-possession credit facility, in an aggregate amount at any time outstanding in excess of $15,000,000 less the amounts utilized in reliance on the immediately prior sentence; provided that such that such working capital debtor-in-possession credit facility (i) may be secured by a Lien on the assets of the LandCo Subsidiaries and (ii) is without recourse to Holdings, the Borrower, the Affiliated Guarantors and their respective Subsidiaries (other than the LandCo Subsidiaries).
ARTICLE VII
Events of Default
          In case of the happening of any of the following events (“Events of Default”):
          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
          (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due and payable under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 3 days;

          (d) default shall be made in the due observance or performance by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.09, 5.14(h) or 5.19 or in ARTICLE VI;
          (e) default shall be made in the due observance or performance by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days (or 10 days if such default occur under Sections 5.14(a) to (g)) after notice thereof from the Administrative Agent or any Lender to the Borrower;
          (f) (i) Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor shall fail to pay any principal or interest due in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, in each case, taking into account any period of grace specified in the instrument or agreement under which such Material Indebtedness was created, as a result of a default or event of default (or similar event) or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity as a result of a default or event of default (or similar event); provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided that this Section (f) shall not apply to Material Indebtedness in respect of (A) purchase money or vendor financing if such failure is a result of a good-faith dispute with the holders of such Indebtedness and such failure is remedied or waived by the holders of such Indebtedness and (B) Indebtedness incurred on or before the Petition Date if the automatic stay is applicable and the Indebtedness is therefore not collectible;
          (g) one or more unstayed judgments shall be rendered against Holdings, the Borrower, any Subsidiary, any Affiliated Guarantor or any combination thereof for a liability (not part or fully covered by insurance or effective indemnity) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not adequately covered by insurance (less any deductible) in respect of which a solvent, unaffiliated and reputable insurance company has acknowledged coverage in writing) or (ii) is for injunctive relief and would reasonably be expected to result in a Material Adverse Effect;
          (h) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any Subsidiary Guarantor in an aggregate amount exceeding $20,000,000;
          (i) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral

Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
          (j) at any time (i) the Guarantee and Collateral Agreement with respect to any Guarantor for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, any Security Document or any other Loan Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the Security Document and the Orders, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document, or the Liens and claim priorities provided for in the Loan Documents and the Orders, in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document;
          (k) any License Revocation (other than the License Revocation relating to the Atlantic City Facility or Evansville for so long Evansville is an Excluded Subsidiary) shall have occurred and remains continuing for more than five Business Days;
          (l) any termination of the Casino Leases or any other lease which is the subject of a leasehold mortgage or leasehold deed to trust securing the Obligations, or of the charter party lease of the vessel used in connection with Greenville’s Lighthouse Point Casino gaming operations shall have occurred in each case, where such termination would have a Material Adverse Effect;
          (m) there shall have occurred a Change in Control; or
          (n) (A) any Loan Party is required to pay any amount relating to the Park Cattle Dispute under the Park Cattle Settlement Arrangements, or (B) the Park Cattle Settlement Arrangements is terminated, revoked, rejected or shall cease to be in full force and effect for any reason or is amended in a way which is adverse to any Loan Party or the Secured Parties or that would result in the claims under the Park Cattle Settlement Arrangements being senior to the Obligations; or
          (o) (A) any default occurs under any Casino Services Agreement, any Services Agreement or any Negative Pledge Agreement, (B) any Casino Services Agreement, any Services Agreement or any Negative Pledge Agreement is terminated, revoked, rejected or shall cease to be in full force and effect for any reason or is amended in a way which is materially adverse to any Loan Party or the Secured Parties; or
          (p) (i) the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by Borrower or any Guarantor in any of the Chapter 11 Cases: (A) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code or not otherwise permitted pursuant to the Loan Documents except, with the consent of each of Administrative Agent and Required Lenders, in connection with any financing the proceeds of which shall be used to repay in full the Obligations (other than contingent indemnity obligations); (B) to grant any Lien on any Collateral except as permitted hereunder and under the other Loan Documents; (C) except as provided in the Interim Order or Final Order, as the case may be, to use cash collateral of the Secured Parties under Section 363(c) of the

Bankruptcy Code without the prior written consent of each of Administrative Agent and Required Lenders; (D) except as permitted hereunder, which is materially adverse to the Agents and the Lenders or their rights and remedies hereunder, or their interest in the Collateral, including, without limitation, any such action or actions which seek to reduce, set-off or subordinate the Obligations or challenge any Secured Party’s Lien in any of the Collateral; or (E) that seeks to reduce, set-off or subordinate the Obligations or challenge Collateral Agent’s or any Lender’s Lien in any of the Collateral; or
               (ii) the filing by any Loan Party of any plan of reorganization that does not provide for indefeasible payment in full and satisfaction of the Obligations as required herein, prior to the effective date of such plan of reorganization; or
               (iii) either Order shall be reversed, amended, supplemented, stayed, vacated or otherwise modified (or any Loan Party shall apply for authority to do so) without the prior written consent of Administrative Agent and Required Lenders, or shall cease to be in full force and effect or is stayed in any respect; or any Loan Party fails to perform any of its obligations under any Order; or
               (iv) the dismissal of any Chapter 11 Case, or the conversion of any Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading seeking the dismissal or conversion of any Chapter 11 Case; or
               (v) except the Orders and the LandCo Cash Collateral Order, the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (A) to allow any creditor to execute upon or enforce a Lien on any Collateral in excess of $2,500,000 in the aggregate, or (B) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority that would have a Material Adverse Effect or priority over any Lien of the Lenders or (C) to allow any creditor to execute upon or enforce a Lien on any Collateral in excess of $2,500,000 individually or in the aggregate; or
               (vi) the Final Order is not entered within 30 days (which date may be extended for up to an additional 15 days in the sole discretion of the Administrative Agent) of the date of entry of the Interim Order, or, in any event, the Final Order is not entered immediately following the expiration of the Interim Order; or
               (vii) the payment, prior to payment in full of the Obligations (other than contingent indemnity obligations), of any claim or claims under Section 506(c) of the Bankruptcy Code against or with respect to any of the Collateral (other than the Collateral which is subject to the Las Vegas Existing Liens and); or
               (viii) the entry of an order in any of the Chapter 11 Cases avoiding or requiring repayment of any portion of the payments made on account of the Obligations; or
               (ix) the appointment of an interim or permanent trustee in any Chapter 11 Case or the appointment of a receiver, responsible officer or an examiner in any Chapter 11 Case with powers beyond the duty to investigate and report, as set forth in Section 1106(a)(3) of the Bankruptcy Code; or the sale without the consent of Administrative Agent and Required Lenders, of all or substantially all of Borrower’s or any Guarantor’s assets

(except as permitted by Section 6.04) either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in any Chapter 11 Case, or otherwise, that does not provide for payment in full of the Obligations (other than contingent indemnity obligations) and termination of Lenders’ commitment to make Loans or other extensions of credit hereunder; or
               (x) the entry of an order in any of the Chapter 11 Cases granting any other superpriority administrative claim or Lien equal or superior to that granted to any Agent, on behalf if itself and Lenders (other than the Carve-Out, the Existing Las Vegas Liens and as expressly provided in the Order), or any Loan Party shall file any pleading requesting such relief; or
          then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower (without further order of, application to, or action by, the Bankruptcy Court), take either or both of the following actions, at the same or different times:
               (1) terminate forthwith the Commitments; and
               (2) declare the Loans and all other Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees, applicable Prepayment Premium and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. Each of the Administrative Agent and the Lenders acknowledges that its ability to pursue the remedies described in this paragraph may be subject to, and limited by, the terms of applicable Gaming Laws. In addition, subject solely to any requirement of the giving of notice by the terms of the Orders (provided that no such notice shall be required for the purpose of freezing or blocking any deposit or securities accounts which are Collateral), the automatic stay provided in section 362 of the Bankruptcy Code shall be vacated as provided in the Orders without further action or order of the Bankruptcy Court and the Agents and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Loan Documents, including, without limitation, all rights and remedies with respect to the Collateral.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
          8.01. Appointment of Agents. Silver Point Finance LLC is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Silver Point Finance LLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this ARTICLE VIII are solely for the benefit of Agents and Lenders and no

Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower, the Affiliated Guarantors or any of their subsidiaries. .
          8.02. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have or be deemed to have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
          8.03. General Immunity. (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Exposure or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders(or such other Lenders as may be required to give such instructions under Section 9.08) or, in the case of the Collateral Agent, in accordance with the Pledge and Security Agreement or other applicable Security Document, and, upon receipt of such instructions from Required Lenders(or such other Lenders, as the case may be), or in accordance with the Pledge and Security Agreement or other applicable Security

Document, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Loan Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders(or such other Lenders as may be required to give such instructions under Section 9.08) or, in the case of the Collateral Agent, in accordance with any applicable Security Document.
          (c) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with ARTICLE VII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
          8.04. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings, the Borrower, the Affiliated Guarantors or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
          8.05. Lenders’ Representations, Warranties and Acknowledgment. (a) Each Lender represents and warrants to the Agents that it has made its own independent investigation of the financial condition and affairs of Holdings, the Borrower, the Affiliated Guarantors and their Subsidiaries, without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings, the Borrower, the Affiliated Guarantors and their Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date or by the funding of any new Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such new Term Loans.
          8.06. Right to Indemnity. Each Lender, in proportion to its applicable Commitment, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of each Agent (each, an “Indemnitee”), to the extent that such Indemnitee shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Indemnitee in any way relating to or arising out of this Agreement or the other Loan Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee for any purpose shall, in the opinion of such Indemnitee, be insufficient or become impaired, such Indemnitee may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Commitment proportion; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
          8.07. Successor Administrative Agent. (a) The Administrative Agent (and the Collateral Agent as the case may be) may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Borrower. Upon any such notice of resignation, Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent (or a successor Collateral Agent as the case may be). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring the Administrative Agent (or the retiring Collateral Agent) gives notice of its resignation, then the retiring Administrative Agent (or the retiring Collateral Agent) may, on behalf of the Lenders, appoint a successor Administrative Agent (or a successor Collateral Agent) from among the Lenders. Upon the acceptance of any appointment as Administrative Agent (or as Collateral Agent) hereunder by a successor

Administrative Agent (or as Collateral Agent), that successor Administrative Agent (or that successor Collateral Agent) shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (or the retiring Collateral Agent) and the retiring Administrative Agent (or the retiring Collateral Agent) shall promptly (i) transfer to such successor Administrative Agent (or to such successor Collateral Agent) all sums, securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent (or successor Collateral Agent) under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent (or such successor Collateral Agent) such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent (or to such successor Collateral Agent) of the security interests created under the Security Documents, whereupon such retiring Administrative Agent (or such retiring Collateral Agent) shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s (or any retiring Collateral Agent’s) resignation hereunder as Administrative Agent (or as Collateral Agent), the provisions of this ARTICLE VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent (or Collateral Agent)hereunder.
     (b) Notwithstanding anything herein to the contrary, the Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of Silver Point Finance LLC, any other financing source of Silver Point Finance LLC or Affiliate of Silver Point Finance LLC or to any Lender without the prior written consent of, or prior written notice to, the Borrower or the Lenders; provided that the Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to the Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.
     (c) The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 8.03 and Section 8.06 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification)

shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     8.08. Security Documents. (a) Agents under Security Document. Each Lender hereby further irrevocably authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Security Documents. Subject to Section 9.08, without further written consent or authorization from Lenders, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders(or such other Lenders as may be required to give such consent under Section 9.08) have otherwise consented, or (ii) release any Guarantor in connection with the sale of such Guarantor in a transaction permitted by Section 6.04 or with respect to which Required Lenders(or such other Lenders as may be required to give such consent under Section 9.08) have otherwise consented.
     (b) Right to Realize on Collateral and Enforce Security Documents. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Security Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.
     8.09. Posting of Approved Electronic Communications. (a) Delivery of Communications. Each Loan Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Loan Party that it will, or will cause its subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing or a notice of issuance of a Letter of Credit or a conversion or continuation notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as

“Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Loan Party agrees, and agrees to cause its subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
     (b) Platform. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).
     (c) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     (d) Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.
     (e) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
     8.10. Agents and Arrangers. Except as otherwise set forth herein, the Sole Bookrunner and the Sole Lead Arranger shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to all Lenders as such. Without limiting the foregoing, the Sole Bookrunner and the Sole Lead Arranger shall not have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Sole
Bookrunner and the Sole Lead Arranger in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.
ARTICLE IX
Miscellaneous
     9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (a) if to Holdings or the Borrower, to them at Tropicana Casinos and Resorts, Inc., 740 Center View Blvd., Crestview Hills, KY 41017, Attention of Chief Financial Officer (Fax No. (859) 578-1190), with copies to Casinos and Resorts, Inc., 740 Center View Blvd., Crestview Hills, KY 41017, Attention of General Counsel (Fax No. (859) 578-1190) and Leonard Klingbaum, Kirkland & Ellis LLP, 153 E. 53rd Street, New York, NY 10022-4611, (Fax No. (212) 446-6460);
     (b) if to the Administrative Agent, to Silver Point Finance, LLC, 2 Greenwich Plaza, 1st Floor, Greenwich, CT 06830, Attention of Arbab Khalid, Closing Admin, Phone: 203-542-4441, Fax: 203-286-2139 with a copy to Daniel S. Dokos, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York City NY, 10015, (Fax No. (212) 310 8007; and
     (c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.
     9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Administrative Agent or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other

Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.15, 2.17, 2.21 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.
     9.03. Binding Effect. This Agreement shall become effective upon the later of (a) when it shall have been executed by the Borrower, Holdings, the Affiliated Guarantors and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto and (b) the entry of the First Interim Order.
     9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans), provided that simultaneous assignments to or by two or more Affiliates or Related Funds shall be treated as one assignment for purposes of this minimum assignment requirement if such Affiliates or Related Funds are managed and advised by the same investment advisor, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17, 2.21 and 9.05, as well as to any Fees accrued for its account and not yet paid).

     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower, any Subsidiary or any Affiliated Guarantor or the performance or observance by the Borrower, any Subsidiary or any Affiliated Guarantor of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Sections 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and a redacted version of the Register showing the entries with respect to any Lender shall be available for inspection by such Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b), if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and

Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.04(e).
     (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.04) or all or substantially all of the Collateral).
     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.19.
     (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
     (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the

Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
     (j) Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
     (k) In addition to any other assignment permitted pursuant to this Section 9.04, any Lender may assign and/ or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its promissory notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     (l) Notwithstanding anything to the contrary in this Section 9.04, no assignment made nor participation sold shall conflict in any way with applicable Gaming Laws.
     9.05. Expenses; Indemnity. (a) Holdings, the Borrower and each Loan Party agrees to pay promptly, and in any event within 2 Business Days after written demand therefore, (i) all the actual reasonable, documented costs and out-of-pocket expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for the Borrower and the other Loan Parties; (iii) the reasonable and documented fees, out-of pocket expenses and disbursements of one firm of attorneys per jurisdiction and per practice area to the Agents in connection with the negotiation, preparation, execution and administration of the Loan Documents, including the reasonable fees, charges and out-of-pocket expenses of Weil, Gotshal & Manges, LLP and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (iv) all the actual reasonable, documented costs and expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of Secured Parties pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to

Section 2.21, search fees, title insurance premiums and fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (v) all the actual reasonable, documented costs and fees, expenses and disbursements of any auditors, accountants, consultants or appraisers whether internal or external; (vi) all the actual reasonable, documented costs and expenses (including the reasonable and documented fees, out-of-pockets expenses and disbursements of one firm of attorneys per jurisdiction and per practice area and of any appraisers, consultants, advisors and agents reasonably employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (vii) all other actual reasonable, documented costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (viii) all actual and documented costs and expenses incurred by the Agents or any Lender, including the fees, charges and disbursements of advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations and (ix) after the occurrence of a Default or an Event of Default, all actual and documented costs and expenses, including attorneys’ fees and costs of settlement, incurred by any Agent and any Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Security Documents) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     (b) Holdings and the Borrower agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including reasonable fees of one firm of attorneys per jurisdiction and per practice area, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors, or any Environmental Liability related in any way to the Borrower, the Subsidiaries or the Affiliated Guarantors, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such Agent or Lender; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.05(b) may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by Indemnitees or any of them.
     (c) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under Section 9.05(a) or 9.05(b) (but without affecting the obligations of Holdings or the Borrower to make such payment), each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Commitments at the time.
     (d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof. (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.
     9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at that time and from time to time thereafter while such Event of Default is subsisting, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings or the Borrower against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE

INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
     9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings or the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.18, the definition of “Pro Rata Share”, the provisions of Section 9.04(j) or the provisions of this Section or release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.04) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.
     (c) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in consultation with the Borrower, make changes to this Agreement without the consent of the Required Lenders that would provide for the creation of multiple tranches of Term Loans separating funded and unfunded portions thereof in amounts to be determined by the Administrative Agent, but only to the extent such changes (i) do not relate to the economic terms of the Term Loans (including interest rate and Prepayment Premium), (ii) do not reduce the amount of the Total Commitments and (iii) are not otherwise adverse to the Borrower and its subsidiaries.
     (d) To the extent required by any Gaming Law, the Borrower shall notify all relevant Gaming Authorities of any amendment to this Agreement or any Loan Document.
     9.09. Application of Gaming Laws. (a) This Agreement and the other Loan Documents are subject to Gaming Laws and laws involving the sale and distribution of liquor (the “Liquor Laws”). Without limiting the foregoing, each of the Administrative Agent and the Lenders acknowledges that (i) it is subject to the jurisdiction of the Gaming Authorities or Governmental Authorities enforcing such Gaming Laws or Liquor Laws (and to be called forward by such Gaming Authorities or Governmental Authorities), in their discretion, for licensing, qualification or findings of suitability or to file or provide other information and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral and the ownership, possession and operation of facilities subject to the jurisdiction of the Gaming Authorities, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities.
     (b) Each of the Administrative Agent and the Lenders agrees to cooperate with all Gaming Authorities in connection with the provision of such documents and other information as may be requested by such Gaming Authorities relating to the Loan Parties or Loan Documents.
     (c) Each of the Administrative Agent and the Lenders acknowledges and agrees that if the Borrower receives a notice from any applicable Gaming Authority that a Lender is a Disqualified Lender (and such Lender is notified by the Borrower and the Administrative Agent in writing of such disqualification), the Borrower shall have the right to (i) cause such Disqualified Lender to transfer and assign, without recourse (in accordance with Section 9.04) all of its interests, rights and obligations in Loans or Commitments or (ii) in the event that (A) the Borrower is unable to assign such Lender’s Loans or Commitments after using its best efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such Disqualified Lender’s Loans and terminate its Commitments; provided, however, that in the event that a Lender is disqualified by the NJ Commission, the Disqualified Lender’s Loan may be prepaid regardless of whether a Default or Event of Default has occurred or is continuing. Notice to such Disqualified Lender shall be given ten days prior to the required date of assignment or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, the Disqualified Lender shall cooperate with the Borrower in effectuating the required assignment or prepayment within the time period set forth in such notice and, in any event, not to be less than the minimum notice period set forth in the foregoing sentence. Notwithstanding anything herein to the contrary, any prepayment of a Disqualified Lender’s Loans pursuant to this Section 9.09(c) shall be at a price equal to the lesser of (i) an amount equal to the sum of the principal amount of such Loans and interest at the date such Lender became a Disqualified Lender (plus any Fees and other amounts accrued for the account of such Disqualified Lender to the date such Lender became a Disqualified Lender), (ii) the price at which such Lender acquired its Loans and interest to the date such Lender became a Disqualified Lender (plus Fees and other amounts accrued for the account of such Disqualified

Lender to the date such Lender became a Disqualified Lender), (iii) such lower price as may be reasonably available in the syndicated loan market for the assignment of such Loans and (iv) such other amount as may be required by any such Gaming Authority.
     (d) If during the existence of an Event of Default hereunder or under any of the other Loan Documents it shall become necessary or, in the opinion of the Required Lenders, advisable for an agent, supervisor, receiver or other representative of the Administrative Agent or the Lenders to become licensed or found qualified under any Gaming Law as a condition of receiving the benefit of the Collateral encumbered by the Security Documents or other Loan Documents or to otherwise enforce the rights of the Administrative Agent and the Lenders under the Loan Documents, the Borrower hereby agrees to consent to the application for such license or qualification and to execute such further documents as may be required in connection with the evidencing of such consent.
     (e) For the avoidance of doubt, each of the Administrative Agent and the Lenders acknowledge that, with respect to any Collateral held in Indiana, Indiana Code 4-33-4-21 provides that a licensed owner or any other person may not lease, hypothecate, borrow or loan money against an owner’s license. Therefore, in no event shall the Collateral include any Indiana gaming license or any interest therein and each of the Administrative Agent and the Lenders hereby acknowledge, confirm and agree that they have no interest in, or rights with respect to, any Indiana gaming license.
     9.10. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     9.11. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
     9.13. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent, the Collateral Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     9.14. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     9.15. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     9.16. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

     9.17. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     9.18. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of either (i) the Bankruptcy Court or (ii) the United States District Court for the Southern District of New York, or if that court does not have subject matter jurisdiction, in any New York State court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings, or their respective properties in the courts of any jurisdiction.
     (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     9.19. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ officers, directors, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.19, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, any Subsidiary or any Affiliated Guarantor or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.19. For the purposes of this Section, “Information” shall mean all information received from Holdings or the Borrower and related to Holdings or the Borrower or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a non confidential basis prior to its disclosure by Holdings or the Borrower; provided that, in the case of Information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.
     9.20. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings, the Borrower and the Subsidiary Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the Subsidiary Guarantors, which information includes the name and address of Holdings, the Borrower and the Subsidiary Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings, the Borrower and the Subsidiary Guarantors in accordance with the USA PATRIOT Act. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
     9.21. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that Administrative Agent and/or its Affiliates and their respective Related Funds from time to time may hold investments in, and make other loans to, or have other relationships with any of the Loan Parties and their respective Affiliates, including the ownership, purchase and sale of equity interests in Holdings, the Borrower or the Affiliated Guarantors, and each Loan Party and each Lender hereby expressly consents to such relationships.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TROPICANA ENTERTAINMENT, LLC,

by:
Name:
Title:
[SIGNATURE PAGE TO CREDIT AGREEMENT]

TROPICANA ENTERTAINMENT INTERMEDIATE HOLDINGS, LLC,

by:
Name:
Title:
[SIGNATURE PAGE TO CREDIT AGREEMENT]

CP LAUGHLIN REALTY, LLC,

by:
Name:
Title:
[SIGNATURE PAGE TO CREDIT AGREEMENT]

JMBS CASINO LLC,

by:
Name:
Title:
[SIGNATURE PAGE TO CREDIT AGREEMENT]

SILVER POINT FINANCE, LLC, as Administrative and Collateral Agent

by:	/s/ Zachary M. Zeitlin

Name:	Zachary M. Zeitlin
Title:	Authorized Signatory
[SIGNATURE PAGE TO CREDIT AGREEMENT]

SPCP GROUP, LLC
by: /s/ Zachary M Zeitlin
Name:	Zachary M Zeitlin
Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SPF CDO I LTD.,
by: /s/ Zachary M Zeitlin
Name:	Zachary M Zeitlin
Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBIT A
FORM OF
TROPICANA ENTERTAINMENT, LLC
ADMINISTRATIVE QUESTIONNAIRE
Please accurately complete the following information and return via Fax to the attention of Agency Administration at Silver Point as soon as possible, at Fax No. (203) 286-2139.
LENDER LEGAL NAME TO APPEAR IN DOCUMENTATION :
GENERAL INFORMATION — DOMESTIC LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

GENERAL INFORMATION — EURODOLLAR LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

POST-CLOSING, ONGOING CREDIT CONTACTS/NOTIFICATION METHODS:

CREDIT CONTACTS:

Primary Contact:

Street Address:

City, State, Zip-Code:

Phone Number:

Fax Number:

Backup Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

TAX WITHHOLDING:

Nonresident Alien	Y* N

*Form 4224 Enclosed

Tax ID Number
POST-CLOSING ONGOING ADMIN. CONTACTS/NOTIFICATION METHODS:
ADMINISTRATIVE CONTACTS — BORROWINGS, PAYDOWNS, FEES, ETC.

Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

PAYMENT INSTRUCTIONS:

Name of Bank to which funds are to be transferred:

Routing Transit/ABA number of Bank to which funds are to be transferred:

Name of Account, if applicable:

Account Number:

Additional information:
MAILINGS:
Please specify the person to whom the Borrower should send financial and compliance information received subsequent to the closing (if different from primary credit contact):

Name:

Street Address:

City, State, Zip Code:

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It is very important that all the above information be accurately completed and that this questionnaire be returned to the person specified in the introductory paragraph of this questionnaire as soon as possible. If there is someone other than yourself who should receive this questionnaire, please notify us of that person’s name and Fax number and we will Fax a copy of the questionnaire. If you have any questions about this form, please call Agency Administration at Silver Point.

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EXHIBIT B
FORM OF
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Senior Secured Superpriority Debtor In Possession Credit Agreement dated as of May 5, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tropicana Entertainment, LLC, formerly known as Wimar OpCo, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (the “Borrower”), Tropicana Entertainment Intermediate Holdings, LLC, formerly known as Wimar OpCo Intermediate Holdings, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“Holdings”) CP Laughlin Realty, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“CP Laughlin”), JMBS Casino LLC, a Mississippi limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“Jubilee”), the Lenders (as defined therein), and Silver Point Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.
     1. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes, from the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(e) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any forms referred to in Section 2.21(e) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and all applicable tax forms and (iii) if required by Section 9.04(b) of the Credit Agreement, a processing and recordation fee of $3,500.
     3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:
Legal Name of Assignor (“Assignor”):
Legal Name of Assignee (“Assignee”):
Assignee’s Address for Notices:
Effective Date of Assignment (“Effective Date”):

Percentage Assigned (set
forth, to at least 8 decimals, as
a percentage of the facility and
the aggregate Loans and
Loan/Commitments	Principal Amount Assigned[1]	Commitment of all Lenders)
	$	%
[Remainder of page intentionally left blank]

[1]	Amount assigned is governed by Section 9.04(b) of the Credit Agreement.

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The terms set forth in this Assignment and Acceptance are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE

[NAME OF ASSIGNEE]
By:
Name:
Title:

Consented to and Accepted:
SILVER POINT FINANCE, LLC,
as Administrative Agent,

By:
Name:
Title:

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EXHIBIT C
FORM OF
BORROWING REQUEST
Silver Point Finance, LLC, as Administrative Agent for
 the Lenders referred to below,
2 Greenwich Plaza
1st Floor
Greenwich, CT 06830
Attention: Arnab Khalid, Closing Admin
[DATE]1
Ladies and Gentlemen:
          The undersigned, Tropicana Entertainment, LLC, formerly known as Wimar OpCo, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (the “Borrower”), refers to the Senior Secured Superpriority Debtor In Possession Credit Agreement dated as of May 5, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Tropicana Entertainment Intermediate Holdings, LLC, formerly known as Wimar OpCo Intermediate Holdings, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“Holdings”) CP Laughlin Realty, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“CP Laughlin”), JMBS Casino LLC, a Mississippi limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“Jubilee”), the Lenders (as defined therein), and Silver Point Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          The Borrower hereby gives the Administrative Agent notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A) Type of Borrowing[2]

[1]	Administrative Agent must be notified by telephone (with such telephonic notification to be confirmed promptly by hand delivery or fax) (a) in the case of an ABR Term Loan, not later than 10:00 a.m., New York City time one Business Day before a proposed Borrowing and (b) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three (3) Business Days before a proposed Borrowing.

(B) Date of Borrowing
(which shall be a Business Day)

(C) Account Number and Location

(D) Principal Amount of Borrowing

(E) Interest period[3]

          The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of the Borrowing requested above, the matters specified in Sections 2.04, 4.01(b) and 4.01(c) of the Credit Agreement shall have been satisfied.

TROPICANA ENTERTAINMENT, LLC,
by:
Name:
Title:

[2]	Specify whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing.

[3]	The initial Interest Period applicable to a LIBO Rate Borrowing shall be subject to the definition of “Interest Period”.

EXHIBIT E
FORM OF
ISSUANCE NOTICE
[Issuer], as an Issuer
under the Credit Agreement referred to below
Silver Point Finance, LLC, as Administrative Agent for
    the Lenders referred to below,
2 Greenwich Plaza
1st Floor
Greenwich, CT 06830
Attention: Arnab Khalid, Closing Admin
[Date]
Attention:
            Re:   Tropicana Entertainment, LLC
          The undersigned, Tropicana Entertainment, LLC, formerly known as Wimar OpCo, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (the “Borrower”), refers to the Senior Secured Superpriority Debtor In Possession Credit Agreement dated as of May 5, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Tropicana Entertainment Intermediate Holdings, LLC, formerly known as Wimar OpCo Intermediate Holdings, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“Holdings”) CP Laughlin Realty, LLC, a Delaware limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“CP Laughlin”), JMBS Casino LLC, a Mississippi limited liability company, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, (“Jubilee”), the Lenders (as defined therein), and Silver Point Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.23 of the Credit Agreement that the undersigned requests the issuance of a Letter of Credit in the form of a standby letter of credit for the benefit of [Beneficiary], in the amount of [$___], to be issued on ___, ___(the “Issue Date”) and having an expiration date of ___, ___.

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          The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the Issue Date, the matters specified in Sections 2.04, 4.01(b) and 4.01(c) of the Credit Agreement shall have been satisfied.

TROPICANA ENTERTAINMENT, LLC,
by:
Name:
Title:

2